Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

LEGALAPP HOLDINGS, INC.

as Parent,

INTEGRATION APPLIANCE, INC.

as Borrower,

THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

GOLUB CAPITAL LLC

as the Administrative Agent, joint lead arranger and joint bookrunner

and

TC LENDING, LLC,

as joint lead arranger and joint bookrunner

Dated as of September 30, 2013

and

Amended and Restated as of August 13, 2018

Exhibit 10.1

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4.13	Intellectual Property	27
4.14	Leases	28
4.15	Deposit Accounts and Securities Accounts	29
4.16	Complete Disclosure	29
4.17	Patriot Act	29
4.18	Indebtedness	29
4.19	Payment of Taxes	30
4.20	Margin Stock	30
4.21	Governmental Regulation	30
4.22	OFAC	30
4.23	Parent as a Holding Company	30

Section 5.	AFFIRMATIVE COVENANTS	30

5.1	Financial Statements, Reports, Certificates	30
5.2	Collateral Reporting	31
5.3	Existence	31
5.4	Maintenance of Properties	31
5.5	Taxes	31
5.6	Insurance	32
5.7	Inspection	32
5.8	Compliance with Laws	32
5.9	Environmental	33
5.10	Reserved	33
5.11	Formation of Subsidiaries	33
5.12	Further Assurances	34
5.13	Lender Meetings	35
5.14	Audits and Collateral Access Agreements	35
5.15	Post-Closing Matters	35

Section 6.	NEGATIVE COVENANTS	36

6.1	Indebtedness	36
6.2	Liens	36
6.3	Restrictions on Fundamental Changes	36
6.4	Disposal of Assets	36
6.5	Change Name	37
6.6	Nature of Business	37
6.7	Prepayments and Amendments	37
6.8	Reserved	38
6.9	Distributions	38
6.10	Accounting Methods	39
6.11	Investments	39
6.12	Transactions with Affiliates	40
6.13	Use of Proceeds	41
6.14	Parent as Holding Company	41

Section 7.	FINANCIAL COVENANTS	42

Section 8.	EVENTS OF DEFAULT	45

Section 9.	RIGHTS AND REMEDIES	48

9.1	Rights and Remedies	48
9.2	Remedies Cumulative	48

Section 10.	WAIVERS; INDEMNIFICATION	48

10.1	Demand; Protest; etc	48
10.2	The Lender Group’s Liability for Collateral	49
10.3	Indemnification	49

Section 11.	NOTICES	50

Section 12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	51

Section 13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	53

13.1	Assignments and Participations	53
13.2	Successors	56
13.3	Defaulting Lenders	56
13.4	Right of First Refusal	57

Section 14.	AMENDMENTS; WAIVERS	58

14.1	Amendments and Waivers	58
14.2	Replacement of Holdout Lender	60
14.3	No Waivers; Cumulative Remedies	60

Section 15.	AGENT; THE LENDER GROUP	61

15.1	Appointment and Authorization of Agent	61
15.2	Delegation of Duties	61
15.3	Liability of Agent	61
15.4	Reliance by Agent	62
15.5	Notice of Default or Event of Default	62
15.6	Credit Decision	62
15.7	Costs and Expenses; Indemnification	63
15.8	Agent in Individual Capacity	63
15.9	Successor Agent	64
15.10	Lender in Individual Capacity	64
15.11	Collateral Matters	65
15.12	Restrictions on Actions by Lenders; Sharing of Payments	66
15.13	Agency for Perfection	67
15.14	Payments by Agent to the Lenders	67
15.15	Concerning the Collateral and Related Loan Documents	67
15.16	Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	67
15.17	Several Obligations; No Liability	68

Section 16.	WITHHOLDING TAXES	69

Section 17.	GENERAL PROVISIONS	72

17.1	Effectiveness	72
17.2	Section Headings	73
17.3	Interpretation	73
17.4	Severability of Provisions	73
17.5	Debtor-Creditor Relationship	73
17.6	Counterparts; Electronic Execution	73
17.7	Revival and Reinstatement of Obligations	73
17.8	Confidentiality	74
17.9	Lender Group Expenses	74
17.10	Patriot Act	74
17.11	Integration	75
17.12	Survival	75
17.13	Amendment and Restatement	75
17.14	Reaffirmation of Guaranty	75

EXHIBITS AND SCHEDULES

Exhibit A	Form of Notice of Advance
Exhibit B	Form of Notice of Conversion Continuation
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Form of Revolving Note
Exhibit E-2	Form of Term Note
Exhibit F	Form of Collateral Access Agreement
Exhibit G	Form of Solvency Certificate
Schedule A	Agent’s Account
Schedule C	Commitments
Schedule D	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 4.1(c)	Capitalization of Parent’s Subsidiaries
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.7	Litigation
Schedule 4.13(b)	Registered Intellectual Property
Schedule 4.13(c)	Intellectual Property Licenses
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.18	Permitted Indebtedness
Schedule 4.19	Taxes
Schedule 5.1	Financial Statements, Reports, Certificates

Schedule 5.2	Collateral Reporting
Schedule 5.15	Post-Closing Matters
Schedule 6.12	Transactions with Affiliates

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Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of August 13, 2018, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), GOLUB CAPITAL LLC, a Delaware limited liability company, as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), joint lead arranger and joint bookrunner, TC LENDING, LLC, as joint lead arranger and joint bookrunner, LEGALAPP HOLDINGS, INC., a Delaware corporation (“Parent”), INTEGRATION APPLIANCE, INC., a Delaware corporation (“Borrower”), and the Guarantors from time to time party hereto.

RECITALS

WHEREAS, Borrower, the Guarantors, Agent and certain lenders entered into that certain Credit Agreement, dated as of September 30, 2013 (as amended, restated, supplemented or otherwise modified from time to time and in effect immediately prior to the effectiveness of this Agreement, the “Original Credit Agreement”);

WHEREAS, Borrower and the Guarantors have requested, and the Agent and Lenders party hereto have agreed, subject to the terms and conditions set forth herein, to amend and restate the Original Credit Agreement in its entirety as set forth herein to, inter alia, extend revolving and term credit facilities to the Borrower of up to Two Hundred and Ten Million and No/100 Dollars ($210,000,000) in the aggregate for the purposes of funding the Restatement Date Refinancing and a portion of the consideration for the Restatement Date Acquisition;

WHEREAS, all Obligations hereunder and under the other Loan Documents shall continue to be secured by a first priority security interest in the Collateral and be guaranteed by the Guaranty, subject to the limitations described herein and in the Collateral Documents and the Guaranty;

WHEREAS, all Annexes, Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto are incorporated herein by reference, and taken together, shall constitute but a single agreement, and these Recitals shall be construed as part of this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

Section 1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Restatement Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules, if any, thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (x) for all purposes under this Agreement and the other Loan Documents, including negative covenants, financial covenants and component definitions, GAAP will be deemed to treat operating leases and Capital Leases in a manner consistent with their current treatment under GAAP as in effect on the Restatement Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter, (x) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, (y) all calculations of Recurring Revenue and Adjusted EBITDA shall exclude the effects of ASC 606 or any replacement thereof unless and until otherwise agreed between the Required Lenders and Borrower (and the Required Lenders hereby agree to negotiate with Borrower in good faith with respect thereto) and (z) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to ASC 805 or any replacement thereof or any other purchase accounting requirements.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Loan Document to the satisfaction or payment in full of the Obligations shall mean the repayment in full in cash in immediately available funds of all Obligations other than amounts owing in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations, in each case with respect to which no claim has been made. Unless otherwise specified, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Unless otherwise specified, any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

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1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Section 2. LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Restatement Date and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any time outstanding not to exceed such Lender’s Pro Rata Share of the Maximum Revolver Amount.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, on the terms and subject to the conditions set forth in this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

2.2 Term Loan.

(a) Initial Term Loan. Subject to the terms and conditions of this Agreement, on the Restatement Date each Lender with an Initial Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Initial Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Initial Term Loan Amount. The outstanding unpaid principal balance and all accrued and unpaid interest on the Initial Term Loan shall be due and payable on the Maturity Date or, if earlier, the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement; provided, however, that from and after the effective date of the Conversion Option, the then aggregate outstanding principal balance of the Initial Term Loans shall be repaid in equal quarterly installments of $500,000 each, beginning on the last day of the first full fiscal quarter after the effective date of the Conversion Option and on the last day of each fiscal quarter thereafter, with the remaining principal amount of the Initial Term Loans then outstanding due and payable in full on the Maturity Date. Any principal amount of the Initial Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Initial Term Loan shall constitute Obligations.

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(b) Incremental Term Loans.

(i) Borrower may at any time or from time to time after the Restatement Date, in accordance with and subject to the terms of this Agreement, by notice to the Agent (whereupon the Agent shall promptly deliver a copy to each of the Lenders), increase the size of the Term Loans or request one or more additional tranches of Term Loans (each of which shall be deemed separate and independent tranches from the Initial Term Loan and from each other such additional tranche of term loans unless such additional tranche of term loans has terms identical in all respects or any other then existing tranche of additional Term Loans) to be funded in Dollars (the “Incremental Term Loans”); provided that (w) at the time of any such request no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto and the use of the proceeds thereof) no Default or Event of Default shall exist, (x) each increase or new tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $2,500,000 (and in minimum increments of $1,000,000 in excess thereof), and the aggregate principal amount of all Incremental Term Loans funded pursuant to this Section 2.2(b) shall not exceed the Maximum Incremental Term Loan Amount, (y) the representations and warranties of the Loan Parties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties to the extent that they are already qualified or modified by materiality in the text thereof) on and as of the date of funding of such Incremental Term Loan (and after giving effect thereto and the use of proceeds thereof) except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) as of such earlier date, and (z) after giving effect to the incurrence of any such Incremental Term Loans and the use of proceeds thereof, Borrower would be in compliance on a pro forma basis with the applicable financial covenants set forth in Section 7.1, as then in effect, recomputed as of the last day of the most recently ended fiscal quarter for which the Agent and Lenders have received financial statements in respect of the last fiscal quarter pursuant to Section 5.1 (as if such Incremental Term Loans had been outstanding on the last day of the applicable measurement period in the case of measuring pro forma compliance). Borrower shall deliver to Agent, prior to the effectiveness of any Incremental Term Loan Commitment, a certificate of an authorized officer of the Borrower certifying that all of the conditions set forth in clauses (w) through (z) of the immediately preceding sentence are satisfied after giving effect to any such Incremental Term Loan Commitment and containing reasonably detailed calculations with respect to clause (z).

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(ii) The Incremental Term Loans (v) shall rank pari passu or junior in right of payment and of security (if any) with the Initial Term Loan (including, without limitation, with respect to optional prepayments, mandatory prepayments, voting and Sections 2.4(b)(ii) and 2.4(b)(iii)), (w) shall not mature earlier than the Maturity Date, (x) shall not have a shorter weighted average life to maturity than the Initial Term Loan, (y) shall have an interest rate margin, rate floors, fees, premiums and funding discounts as determined by Borrower and Lenders funding the applicable Incremental Term Loans; provided that in the event that the all-in yield (based on the lesser of a 4-year average life to maturity or the remaining life to maturity) for any Incremental Term Loans is greater than the corresponding all-in yield (determined on the same basis) applicable to any Loan by more than fifty (50) basis points (such excess yield, the “Yield Differential”), then the Index Rate Margin and LIBOR Rate Margin, as applicable, for all such Loans shall be increased by an amount equal to the Yield Differential (expressed as a positive number); provided, further, that in determining any yield applicable to the Loans and the Incremental Term Loans, respectively, underlying interest rate floors, interest rate margins, original issue discount (“OID”) and upfront fees (which shall be deemed, for purposes of this provision, to constitute like amounts of OID) payable by Borrower to Lenders of the applicable Loans or the Incremental Term Loans in the primary syndications thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and arrangement, underwriting or structuring fees paid or payable to Agent (or its Affiliates) in connection with the applicable Loans or the Incremental Term Loans shall be excluded, and (z) may otherwise have terms and conditions different from those of the initial Term Loans (but subject, in any event, to the terms and provisions of this Agreement pertaining to Incremental Term Loans).

(iii) Each notice from Borrower pursuant to this Section 2.2(b) shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. The opportunity to fund Incremental Term Loans shall be offered by Borrower first to the existing Lenders on a pro rata basis and may be made at the election of each such existing Lender (it being understood that no existing Lender will have any obligation to make any portion of any Incremental Term Loan unless it so agrees in writing), and then, to the extent any amounts remain uncommitted to by existing Lenders, such Incremental Term Loans may be made by any other bank, financial institution or other investor that is not an individual (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Agent shall have consented to such Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 13.1(a) for an assignment of Loans or Commitments, as applicable, to such Additional Lender (it being agreed that it shall be reasonable if Agent elects not to consent to the making of an Incremental Term Loan by Equity Sponsor or any Control Investment Affiliate of Equity Sponsor, any Loan Party, any holder of any Indebtedness that ranks pari passu with, or is subordinated to, the Obligations or any Affiliate of any of the foregoing Persons).

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(iv) Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and Agent; provided that such Incremental Amendment shall not be effective prior to the date that is five (5) Business Days from the date Agent first receives the notice required pursuant to Section 2.2(b)(i). The Incremental Amendment may, subject to Section 2.2(b)(ii), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of Agent and Borrower, to effect the provisions of this Section 2.2(b). The effectiveness of any Incremental Amendment (and the funding of Incremental Term Loans thereunder) shall be subject to the satisfaction on the date thereof (and the date of funding such Incremental Term Loans) of (x) the terms and conditions of this Section 2.2(b) in respect of the Incremental Term Loan Commitments then being requested and the applicable Incremental Term Loans then being funded and after giving effect thereto and (y) such other conditions as the parties thereto may agree (if any). Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement, including to finance Permitted Acquisitions and/or Capital Expenditures and any fees, costs and expenses incurred in connection therewith. In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts and on dates as agreed between Borrower and the relevant Lenders of such Incremental Term Loans in the applicable Incremental Amendment, subject to the requirements set forth in Section 2.2(b). Amounts paid or prepaid on account of any Incremental Term Loans may not be reborrowed. This Section 2.2(b)(iv) shall supersede any provisions in Section 14.1 to the contrary.

2.3 Borrowing Procedures and Settlements.

(a) Each Advance shall be made on notice by Borrower to Agent at the address specified herein. Those notices must be given no later than (a) in the case of an Index Rate Loan borrowing, 11:30 a.m. (New York time) on the proposed date of such borrowing (but no later than 11:30 a.m. (New York time) at least one (1) Business Day prior to the proposed date of such borrowing in the case of a requested Index Rate Loan greater than $1,500,000), and (b) in the case of a LIBOR Rate Loan borrowing, 12:00 noon (New York time) at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice (a “Notice of Advance”) must be given in writing (by email, telecopy or overnight courier) substantially in the form of Exhibit A and shall include the information required in such Exhibit. If Borrower desires to have the Advances bear interest by reference to a LIBOR Rate, Borrower must comply with Section 2.12. Agent shall notify each Revolving Lender promptly after receipt of a Notice of Advance of the details thereof by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall, severally and not jointly, make the amount of such Lender’s Pro Rata Share of each Advance available to Agent in same day funds by wire transfer to Agent’s Account not later than 1:30 p.m. (New York time) on the requested funding date so that Agent may make such Advance available to Borrower in same day funds by wire transfer to Borrower’s Designated Account.

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(b) Agent may, but shall not be obligated to, make available to Borrower the aggregate Advance requested in any Notice of Advance, on the assumption that each Revolving Lender will make its Pro Rata Share of such Advance available to Agent. If Agent elects to make any Revolving Lender’s Pro Rata Share of a requested Advance available to Borrower, prior to Agent’s receipt of funds from such Revolving Lender, and if such Revolving Lender fails to pay the amount of its Pro Rata Share of such Advance to Agent as required hereunder, Agent shall promptly notify Borrower, and Borrower shall promptly (but in any event within one (1) Business Day) repay such portion of such Advance to Agent. Any such repayment shall be accompanied by accrued interest thereon at the rate of interest applicable to Advances which are Index Rate Loans. Without duplication of the foregoing, a Revolving Lender whose Pro Rata Share of a requested Advance was disbursed to Borrower by Agent prior to Agent’s receipt of funds from such Revolving Lender, shall promptly make its Pro Rata Share of such Advance available to Agent, and if any Revolving Lender fails to make such amount available to Agent by the time required hereunder, such amount shall be paid together with accrued interest thereon at the rate of interest then applicable to Advances which are Index Rate Loans.

(c) Protective Advances.

(i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, after the occurrence and during the continuance of a Default or an Event of Default, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (any of the Advances described in this Section 2.3(c)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances at any time outstanding shall not exceed $500,000 without the prior written consent of Borrower and the Required Lenders.

(ii) Each Protective Advance shall be deemed to be an Advance hereunder, except that no Protective Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Index Rate Loans. The provisions of this Section 2.3(c) are for the exclusive benefit of Agent and the Lenders and are not intended to benefit Borrower in any way.

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(d) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) for itself, with respect to the outstanding Protective Advances, and (2) with respect to Borrower’s or its Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 11:30 a.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(ii)): (y) if a Lender’s balance of the Advances (including Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Protective Advances) as of a Settlement Date, then Agent shall, by no later than 11:30 a.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Protective Advances), and (z) if a Lender’s balance of the Advances (including Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Protective Advances) as of a Settlement Date, such Lender shall no later than 11:30 a.m. (New York time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Protective Advances and shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances are outstanding, may pay over to Agent any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances. During the period between Settlement Dates, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent or the Lenders, as applicable.

(iv) Anything in this Section 2.3(d) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to such Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 13.3.

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(e) Reserved.

(f) Lenders’ Failure to Perform. All Advances (other than Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrower.

(i) With respect to payments under this Agreement and the other Loan Documents on account of any and all Obligations payable to Agent or any Lender in its capacity as such, Borrower shall make each such payment not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Agent’s Account (or to such other account(s) as are designated in writing by Agent to Borrower. For purposes of computing interest and Fees, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Agent’s Account, as applicable and in accordance with the terms of this Agreement, prior to 2:00 p.m. (New York time). Payments received after 2:00 p.m. (New York time) on any Business Day shall be deemed to have been received on the following Business Day (unless Agent, in its sole discretion, elects to credit it on the date received). Anything to the contrary notwithstanding, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (except for interest on a LIBOR Rate Loan accrued during any LIBOR Period which, pursuant to clause (a) of the definition of LIBOR Period is required to end on the LIBOR Business Day immediately preceding the day on which, but for such clause (a), it would have ended and except for the principal portion of such LIBOR Rate Loan payable on such day, which will also be paid on said immediately preceding LIBOR Business Day) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto).

(ii) Payments received by Agent in respect of the Obligations (including without limitation the proceeds of Collateral), if received by 2:00 p.m. (New York time) on any Business Day, will be paid to the Lenders based upon their applicable Pro Rata Shares of such payments on such day, and in the event that any such amounts are received after 2:00 p.m. (New York time) on a Business Day, such amount shall be paid to the Lenders based upon their applicable Pro Rata Shares on the next Business Day. Notwithstanding the foregoing, Agent shall be entitled to set off any funding shortfall attributable to a Defaulting Lender (of the type described in clause (a) of the definition of Defaulting Lender) against that Defaulting Lender’s respective share of amounts otherwise to be paid to such Defaulting Lender.

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(iii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Application and Allocation of Payments During an Event of Default or an Acceleration Event.

(i) Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default has occurred and is continuing, Borrower hereby irrevocably waives the right to direct the application of payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees, as between Borrower on the one hand and Agent and Lenders on the other, that Agent shall have the continuing exclusive right (subject to clauses (ii) and (iii) below) to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records (provided any such application by Agent shall be made based on type of Obligation (i.e., principal, interest, fees, costs, expenses, etc.) and shall be shared by all holders of the applicable Obligation on a pro rata basis).

(ii) Subject to the terms of the immediately succeeding sentence, following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect (provided any such application by Agent shall be made based on type of Obligation (i.e., principal, interest, fees, costs, expenses, etc.) and shall be shared by all holders of the applicable Obligation on a pro rata basis). In the absence of any specific election made by Agent or the Required Lenders pursuant to this Section 2.4(b)(ii), payments and proceeds of Collateral received by Agent pursuant to this Section 2.4(b) shall be applied in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral to the extent required to be paid, reimbursed or indemnified by any Loan Document; second, to accrued and unpaid interest on Protective Advances; third, to Protective Advances; fourth, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral to the extent required to be paid, reimbursed or indemnified by any Loan Document; fifth, to accrued and unpaid interest on all other Obligations; sixth, to the principal amount of all other Obligations then due and owing; seventh, to all other outstanding Obligations (other than those described in clauses eighth and ninth below); eighth, to provide cash collateral to secure any contingent Obligations, and ninth, to provide cash collateral to secure Obligations owing to any Eligible Hedge Counterparty in respect of Hedge Agreements.

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(iii) Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral to the extent required to be paid, reimbursed or indemnified by any Loan Document; second, to accrued and unpaid interest on Protective Advances; third, to Protective Advances; fourth, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral to the extent required to be paid, reimbursed or indemnified by any Loan Document; fifth, to accrued and unpaid interest on all other Obligations (including any interest which, but for the provisions of the Bankruptcy Code or other applicable law regarding bankruptcy, insolvency or similar proceedings, would have accrued on such amounts); sixth, ratably to the principal amount of all other Obligations outstanding; seventh, to all other outstanding Obligations and contingent Obligations excluding Obligations in respect of other Hedge Agreements; and eighth, to Obligations owing to any Eligible Hedge Counterparty in respect of any Hedge Agreements.

(iv) Any balance remaining after giving effect to the applications set forth in this Section 2.4 shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 2.4, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. For the avoidance of doubt, in carrying out the foregoing application and allocation of payments set forth in this Section 2.4, no payments received by the Agent from any Loan Party shall be applied to Excluded Swap Obligations of such Loan Party.

(v) Reserved.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

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(c) Reduction of Commitments.

(i) Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrower may from time to time reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrower under Section 2.3(a). Each such reduction shall be in an amount which is not less than $50,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $50,000), shall be made by providing not less than three (3) Business Days prior written notice to Agent (or such shorter period as Agent may agree to in its sole discretion), and shall be irrevocable; provided that if such reduction is in connection with a refinancing of this Agreement and termination of all of the Revolver Commitments, such notice may be revocable and/or extendable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.

(ii) Initial Term Loan Commitments. The Initial Term Loan Commitments shall terminate upon the making of the Initial Term Loan.

(d) Optional Prepayments.

(i) Advances. Borrower may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.

(ii) Term Loan and Incremental Term Loans. Borrower may, upon at least three (3) Business Days prior written notice to Agent (or such shorter period as Agent may agree to in its sole discretion), prepay the principal of the Term Loan or any Incremental Term Loan, in whole or in part. Any such notice of prepayment delivered in accordance with the immediately preceding sentence shall be irrevocable; provided that if such prepayment is in connection with the refinancing of this Agreement and repayment in full of all of the Commitments, such notice may be revocable and/or extendable. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid and any Applicable Prepayment Premium and shall be in a minimum amount of $250,000 or such lesser amount specified in the relevant Incremental Amendment, if applicable. Each prepayment of the Term Loan or any Incremental Term Loan pursuant to this Section 2.4(d)(ii) shall be applied (x) to the outstanding principal amount of the Term Loan and any Incremental Term Loans on a pro rata basis until paid in full and (y) first, to Index Rate Loans, until paid in full, and second, to LIBOR Rate Loans, until paid in full.

(e) Mandatory Prepayments.

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(i) Overadvances. If, at any time or for any reason, the Revolver Usage is greater than the Maximum Revolver Amount, Borrower shall promptly pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce such excess Revolver Usage.

(ii) Dispositions. Within three (3) Business Days of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any sale or disposition by Parent or any of its Subsidiaries of assets made in accordance with clauses (l), (n) and (p) of the definition of Permitted Dispositions or any other sale or disposition of assets that is not a Permitted Disposition (excluding (1) sales or dispositions resulting from casualty losses or condemnations, which are addressed in Section 2.4(e)(iv) below, and (2) sales and dispositions that result in aggregate Net Cash Proceeds of less than $250,000 in any fiscal year of Parent, Borrower shall apply (or cause to be applied) 100% of such Net Cash Proceeds to a prepayment of the outstanding principal amount of the Loans in accordance with Section 2.4(f), it being agreed that Borrower shall not be required to apply (or cause to be applied) an amount in excess of such Net Cash Proceeds to such prepayment; provided that Parent or any of its Subsidiaries may reinvest all or a portion of such proceeds so long as (A) no Default or Event of Default shall have occurred and be continuing, (B) Borrower shall have given Agent written notice within such three (3) Business Day period of Borrower’s intention to reinvest or otherwise apply such proceeds to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets used or useful in the business of Parent or its Subsidiaries, (C) the monies (other than monies that are not required to be held in a Deposit Account or a Securities Account, in each case, subject to a Control Agreement pursuant to Section 6.11) are held in a Deposit Account or a Securities Account, in each case, in which Agent has a perfected first-priority security interest (subject to Permitted Liens), and (D) Parent or its Subsidiaries, as applicable, complete such reinvestment, replacement, purchase, or construction within 365 days after the receipt of such proceeds. Nothing contained in this Section 2.4(e)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii) Indebtedness. Within three (3) Business Days of the date of incurrence by Parent or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall apply (or cause to be applied) 100% of the Net Cash Proceeds received by such Person in connection with such incurrence to the prepayment of the outstanding principal amount of the Loans in accordance with Section 2.4(f), such prepayment shall be subject to a premium equal to any Applicable Prepayment Premium (it being agreed that Borrower shall not be required to apply (or cause to be applied) an amount in excess of such Net Cash Proceeds to such prepayment). The provisions of this Section 2.4(e)(iii) shall not be deemed to be implied consent to any such incurrence of Indebtedness otherwise prohibited by the terms and conditions of this Agreement.

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(iv) Insurance Proceeds. Within three (3) Business Days of the date of receipt by Parent or any of its Subsidiaries of any Casualty Proceeds in excess of $250,000 in the aggregate during any fiscal year of Parent, Borrower shall apply (or cause to be applied) 100% of such Casualty Proceeds to a prepayment of the outstanding principal amount of the Loans in accordance with Section 2.4(f), it being agreed that Borrower shall not be required to apply (or cause to be applied) an amount in excess of such Casualty Proceeds to such prepayment; provided that Parent or any of its Subsidiaries may reinvest all or a portion of such proceeds so long as (A) no Default or Event of Default shall have occurred and be continuing, (B) Borrower shall have given Agent written notice within such three (3) Business Day period of Borrower’s intention to reinvest or otherwise apply such proceeds to the costs of replacement, purchase, or construction of assets used or useful in the business of Parent or its Subsidiaries, (C) the monies (other than monies that are not required to be held in a Deposit Account or a Securities Account, in each case, subject to a Control Agreement pursuant to Section 6.11) are held in a Deposit Account or a Securities Account, in each case in which Agent has a perfected first-priority security interest (subject to Permitted Liens) and (D) Parent or its Subsidiaries, as applicable, complete such reinvestment, replacement, purchase, or construction within three hundred sixty-five (365) days after the receipt of such proceeds.

(v) Extraordinary Receipts. Within three (3) Business Days of the receipt by Parent or any of its Subsidiaries of any Extraordinary Receipt in excess of $250,000 in the aggregate during any fiscal year of Parent, Borrower shall apply (or cause to be applied) 100% of such Extraordinary Receipt (or 50% of such Extraordinary Receipt if such Extraordinary Receipt constitutes a tax refund) to a prepayment of the outstanding principal amount of the Loans in accordance with Section 2.4(f), it being agreed that Borrower shall not be required to apply an amount in excess of such Extraordinary Receipt to such prepayment.

(vi) Equity Cure Securities. Upon receipt by Borrower of any Financial Covenant Cure in connection with a Specified Financial Covenant Default under Section 7.1(a) from the issuance of Equity Cure Securities in accordance with Section 7.2, Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.4(f) in an amount equal to such Financial Covenant Cure.

(vii) Excess Cash Flow. Commencing with the fiscal year ending June 30, 2019, no later than five (5) Business Days after the date on which the Parent’s annual audited financial statements for such fiscal year are delivered pursuant to Section 5.1, the Borrower shall prepay the Loans in an amount equal to (A) the Required ECF Percentage of Excess Cash Flow for such fiscal year less (B) cash applied to make prepayments pursuant to Section 2.4(d)(i), if accompanied by a corresponding permanent reduction in Revolver Commitments, or Section 2.4(d)(ii); provided that if the Required ECF Percentage is zero (0%), Borrower shall not be required to make a prepayment pursuant to this clause (vii). Any such prepayment shall be applied in accordance with Section 2.4(f). Any such prepayment shall be accompanied by a certificate signed by the Borrower’s chief financial officer certifying in reasonable detail the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to the Agent.

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(f) Application of Payments. Each prepayment pursuant to Section 2.4(e)(ii) through (e)(vii) above shall (A) so long as no Acceleration Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Protective Advances until paid in full, second, to the outstanding principal amount of the Initial Term Loan and any Incremental Term Loans on a pro rata basis until paid in full and third, to the outstanding principal amount of the Advances (without a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and (B) if an Acceleration Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each prepayment of the Initial Term Loan or any Incremental Term Loan pursuant to this Section 2.4(f) shall be applied first, to Index Rate Loans, until paid in full, and second, to LIBOR Rate Loans, until paid in full; provided, however, that with respect to clauses (A) and (B) of the preceding sentence amounts representing any Applicable Prepayment Premium shall be paid to the Lenders holding the Initial Term Loan or any Incremental Term Loans as a premium in connection with such prepayment; provided, further, that with respect to any prepayments made on or after the effective date of the Conversion Option, any partial prepayment of the Term Loans made by or on behalf of the Borrower shall be applied to the remaining scheduled installments of the Term Loans (including the final installment due on the Maturity Date) in the inverse order of maturity as to remaining installments. Each prepayment of the Advances pursuant to this Section 2.4(f) shall be applied first, to Index Rate Loans, until paid in full, and second, to LIBOR Rate Loans, until paid in full.

2.5 Promise to Pay. Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.6 Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Loans and other Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (in each case subject to the terms of Section 2.2(b) pertaining to the rates of interest accruing on the Incremental Term Loans and any adjustments to the LIBOR Margin and Index Rate Margin as a result thereof):

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Margin, and

(ii) otherwise, at a per annum rate equal to the Index Rate plus the Index Rate Margin.

(b) Reserved.

(c) Default Rate. At the election of the Agent or Required Lenders, from and after the occurrence and during the continuation of an Event of Default, or automatically upon the occurrence and during the continuance of an Event of Default pursuant to Sections 8.1, 8.4 or 8.5, all Obligations shall bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable hereunder (the “Default Rate”).

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(d) Payment. Except as provided to the contrary in Section 2.10 or Section 2.12(a), interest and all fees payable hereunder shall be due and payable, in arrears, on the first Business Day of each month at any time that Obligations or Commitments are outstanding; provided that interest with respect to LIBOR Rate Loans shall be payable on the last day of any applicable LIBOR Period (for the avoidance of doubt, such payment shall be an interest payment for the LIBOR Period ending on such date) and as to any LIBOR Loan that has a LIBOR Period of more than three (3) months, at the end of each three (3) month interval. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower and regardless of whether the conditions set forth in Section 3.2 are then satisfied, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all costs (including the costs of maintaining insurance in accordance with Section 5.6), all fees provided for in Section 2.10 (as and when accrued or incurred), and all other payments (including, without limitation, payments of principal) as and when due and payable under any Loan Document to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Index Rate Loans. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Index Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this agreement). Notwithstanding the foregoing, (x) Agent shall not make any charges pursuant to this Section 2.6(d) to the extent that such charges would cause the Revolver Usage to exceed the Maximum Revolver Amount and (y) no Default or Event of Default shall be caused solely as a result of Agent making charges in accordance with this Section 2.6(d).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue; provided that Index Rate Loans shall, in each case, be calculated on the basis of a 365 day year (or a 366 day year, in the case of a leap year).

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the applicable Obligations to the extent of such excess, and if no such Obligations are then outstanding, such excess or part thereof remaining shall be paid to Borrower.

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(g) The Borrower and the Lenders intend, for applicable income Tax purposes, that the Term Loans be treated as issued with “original issue discount” within the meaning of Section 1273(a) of the IRC and U.S. Treasury Regulation Section 1.1273-1. In addition, Borrower and Lenders agree that for U.S. federal income tax purposes the Term Notes shall not be treated as a contingent payment debt instrument under Treasury Regulation Section 1.1275-4. Borrower and Lenders shall adhere to these intended Tax treatments for U.S. federal income tax purposes and not take any action or file any Tax return, report or declaration inconsistent herewith unless required to do so by applicable law.

2.7 Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.

2.8 Designated Account. Agent is authorized to make the Advances and the Term Loan under this Agreement based upon telephonic or other instructions received from anyone purporting to be an authorized Person of Borrower or, without instructions, pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance or Protective Advance and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Term Loan, all Advances (including Protective Advances) made by Agent or the Lenders to Borrower or for Borrower’s account hereunder and with all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall include in the Loan Account a copy of each Assignment and Acceptance delivered to it in accordance with Section 13 hereof and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount and interest of the Loans owing to, such Lender pursuant to the terms hereof. Agent shall render statements regarding the Loan Account to Borrower prior to each date on which an interest payment is due (it being understood and agreed that Agent’s failure to render any such statement shall not relieve Borrower of its obligation to make such payment), including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within sixty (60) days after receipt thereof by Borrower (or such longer period as Agent may agree to in its sole discretion), Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

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2.10 Fees. Borrower shall pay to Agent (or TDL Lending, LLC, Series 7 and TC Lending, LLC, in the case of the TPG Fee Letter),

(a) for the account of Agent or TDL Lending, LLC, Series 7 and TC Lending, LLC, as applicable, as and when due and payable under the terms of each Fee Letter, the fees set forth in such Fee Letter.

(b) for the ratable account of those Lenders with Revolver Commitments, on the first (1st) Business Day of each month from and after the Restatement Date up to the first (1st) Business Day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.50% per annum times the difference between (i) the Maximum Revolver Amount, and (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof).

2.11 [Reserved].

2.12 LIBOR Option.

(a) Borrower shall have the option (the “LIBOR Option”) to (i) request that any Advances or all or any portion of the Term Loans be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs, if any, in accordance with Section 2.12(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued. Loans for which Borrower has not elected the LIBOR Option shall be Index Rate Loans. Upon the occurrence and during the continuation of any Event of Default, Agent or Required Lenders may terminate Borrower’s right to exercise the LIBOR Option set forth in this Section 2.12(a). Any Loan to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $250,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by 12:00 noon (New York time) on the third (3rd) Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Rate Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 12:00 noon (New York time) on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Rate Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice in the form of Exhibit B. Notwithstanding the foregoing, at no time shall there be more than five (5) LIBOR Rate Loans outstanding.

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(b) To induce the Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Rate Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Rate Loan; (iii) Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Rate Loans after Borrower has given irrevocable notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Rate Loan after Borrower has given an irrevocable notice thereof in accordance herewith, Borrower shall indemnify and hold harmless each Lender from and against all losses (other than loss of anticipated profits or investment), costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any such loss or expense arising from the reemployment of funds obtained by it (but excluding loss of anticipated profit) or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Rate Loan and having a maturity comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. Unless otherwise agreed in writing, this covenant shall survive the termination of this Agreement and the payment of all Obligations for six (6) months following any such termination. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 2.12(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in reasonable detail.

(c) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Excluded Taxes, changes of general applicability in the corporate income tax laws and without duplication of Indemnified Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (x) require such Lender to furnish to Borrower a statement in reasonable detail setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, (y) convert the LIBOR Rate Loans into Index Rate Loans, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (in the case of each of clauses (y) and (z), together with any amounts due under Section 2.12(b)).

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(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Index Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(d) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is actually required to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate and each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit.

2.13 Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within ten (10) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any reductions in return incurred more than nine (9) months prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof.

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(b) If any Lender requests additional or increased costs referred to in Section 2.12(c)(i) or amounts under Section 2.13(a) or Section 16(a) (any such Lender, a “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(c)(i) or Section 2.13(a) or Section 16(a), as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(c)(i), Section 2.13(a) or Section 16(a), as applicable, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(c)(i), Section 2.13(a) or Section 16(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(c)(i), Section 2.13(a) or Section 16(a), as applicable, designate another Lender reasonably acceptable to Agent to purchase at par the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of Sections 2.12 and 2.13 and the protection of Sections 2.12 and 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14 Evidence of Indebtedness. Borrower agrees that: (i) upon written notice by any Lender to Borrower that a promissory note is requested by such Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrower shall promptly execute and deliver to such Lender (or to Agent or its representative) a Revolving Note (substantially in the form of Exhibit E-1) or Term Note (substantially in the form of Exhibit E-2) and (ii) upon any Lender’s written request, Borrower shall promptly execute and deliver to such Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as such Lender shall specify in its sole and absolute discretion; provided that the aggregate principal amount of such new notes shall not exceed the aggregate principal amount of the applicable Revolving Note or Term Note outstanding at the time such request is made; provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to Borrower substantially contemporaneously with Borrower’s delivery of the replacement notes. Regardless whether or not any such promissory notes are issued, this Agreement shall evidence the Loans and other Obligations owing or payable by Borrower to the Lenders.

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2.15 Applicable Prepayment Premium. If Borrower pays (or is deemed to pay in the case of an acceleration of the Loans), for any reason (including, but not limited to, any optional or mandatory payment after the occurrence and during the continuance of an Event of Default or after acceleration of the Loans including in connection with the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws, but in any event excluding ordinary course amortization payments made pursuant to Section 2.2(a) and mandatory prepayments made pursuant to Sections 2.4(e)(ii), 2.4(e)(iv), 2.4(e)(v), 2.4(e)(vi) and 2.4(e)(vii)), all or any part of the principal balance of the Term Loan prior to the second anniversary of the Restatement Date, Borrower shall pay to Agent, for the benefit of all Lenders entitled to a portion of such prepayment, the Applicable Prepayment Premium. Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated for any reason, including because of default, the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws, sale, disposition or encumbrance (including that by operation of law or otherwise), the Applicable Prepayment Premium, if any, determined as of the date of acceleration will also be due and payable as though said Indebtedness was voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Applicable Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Applicable Prepayment Premium, if any, shall also be payable (i) in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means and/or (ii) upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations (and/or this Agreement or the Notes evidencing the Obligations) in any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means or the making of a distribution of any kind in any Insolvency Proceeding to the Agent, for the account of the Lenders, in full or partial satisfaction of the Obligations. BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING YIELD MAINTENANCE PREMIUM AND PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. Borrower expressly agrees that: (A) the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Applicable Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans.

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Section 3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder is subject solely to the waiver by Agent or satisfaction of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2 Conditions Precedent to all Extensions of Credit after the Restatement Date. The obligation of each Lender to make any Advances hereunder at any time after the Restatement Date shall be subject to the following conditions precedent:

(a) the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties to the extent that they are already qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(c) The Agent shall have received a Notice of Advance in accordance with the requirements hereof.

Each Notice of Advance submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 3.2(a), (b) and (c) have been satisfied on and as of the date of the applicable Advance.

3.3 Term. This Agreement shall continue in full force and effect for a term ending on August 13, 2023 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

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3.4 Effect of Termination. On the Maturity Date, all Obligations with respect to the Term Loan, the Revolver Commitments and any outstanding Advances immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Parent or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements (and Borrower shall be authorized to file termination statements), lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests and cash collateral, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably requested or necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

Section 4. REPRESENTATIONS AND WARRANTIES.

Each of Parent and Borrower makes as of the Restatement Date and as of the date of the making of each Advance (or other extension of credit) made thereafter, each of the following representations and warranties to the Lender Group:

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing (or, if such jurisdiction does not provide for good standing status, the equivalent status provided for in such jurisdiction) under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to have a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Reserved.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated to reflect changes permitted to be made under Section 5.11), is a complete and accurate list, as of the Restatement Date (or the date of the most recent Compliance Certificate delivered to Agent in accordance with Section 5.1), of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

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(d) Except as set forth on Schedule 4.1(c) or as otherwise permitted hereunder, there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument and neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other applicable organizational action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, except to the extent that any such violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, (ii) violate any provision of the Governing Documents of any Loan Party or its Subsidiaries, (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach, or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (v) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any material contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect or the failure to obtain could not individually or in the aggregate reasonably be expected to have a Material Adverse Change.

4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the Transactions do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Agent for filing or recordation.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

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(b) On the Restatement Date and on the date of each Advance, each of the Collateral Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable (and, to the extent perfection thereof can be accomplished pursuant to filings or other actions required by the Collateral Documents to be consummated by a Loan Party on or before such date and such filings or other actions have been made or taken, perfected) first priority security interest in and first priority Lien (subject only to Permitted Liens) on all of the Collateral subject thereto, in favor of Agent for the benefit of the Secured Parties.

4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title to (in the case of all other personal property, excluding intellectual property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for (x) assets disposed of since the date of such financial statements to the extent permitted hereby; and (y) assets the aggregate value of which at any time does not exceed $500,000. All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) As of the Restatement Date (or the date of the most recent Compliance Certificate delivered to Agent in accordance with Section 5.1), the name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

(b) As of the Restatement Date (or the date of the most recent Compliance Certificate delivered to Agent in accordance with Section 5.1), the chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

(c) As of the Restatement Date (or the date of the most recent Compliance Certificate delivered to Agent in accordance with Section 5.1), each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

(d) As of the Restatement Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims in excess of $250,000 except as set forth on Schedule 1 to the Security Agreement.

4.7 Litigation. Except as set forth on Schedule 4.7, there are no actions, suits, or proceedings pending or, to the knowledge of Parent or Borrower, threatened (or threatened in a written communication to any Loan Party or its Subsidiaries) against a Loan Party or any of its Subsidiaries that (i) challenges the right or power of any Loan Party or any of its Subsidiaries to enter into or perform its obligations under the Loan Documents to which it is a party or the validity or enforceability of any Loan Document or (ii) either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

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4.8 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change.

4.9 No Material Adverse Change. All financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change since June 30, 2017.

4.10 Fraudulent Transfer.

(a) The Loan Parties taken as a whole are Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11 Employee Benefits. Except as could not reasonably be expected to result in a Material Adverse Change, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.12 Reserved.

4.13 Intellectual Property.

(a) Parent or its Subsidiaries own, free and clear of any Liens other than Permitted Liens, all rights, title and interest in, or hold licenses in, all trademarks, trade names, copyrights, patents, and other intellectual property rights that are necessary to the conduct of its business as currently conducted except where the failure to hold such a license, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. With respect to such trademarks, trade names, copyrights, patents, and other intellectual property rights that are owned by Parent or its Subsidiaries, such intellectual property is not jointly owned.

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(b) Attached hereto as Schedule 4.13(b) as of the Restatement Date (or the date of the most recent Compliance Certificate delivered to Agent in accordance with Section 5.1) is a true, correct, and complete listing of all registered trademarks, domain names, issued patents, registered copyrights, and applications for any of the foregoing owned by Parent or any of its Subsidiaries (collectively, “Registered IP”), provided, however, that Borrower may amend Schedule 4.13(b) to add additional intellectual property so long as such amendment occurs by written notice to Agent no later than the date when Borrower is required to deliver the Compliance Certificate to Agent for the fiscal quarter during which Borrower or its applicable Subsidiary acquires such Intellectual Property after the Restatement Date.

(c) Attached hereto as Schedule 4.13(c) as of the Restatement Date (or the date of the most recent Compliance Certificate delivered to Agent in accordance with Section 5.1) is a true, correct, and complete listing of all agreements pursuant to which the Parent or any of its Subsidiaries has licensed any intellectual property to or from any third party that is material to the conduct of the business of the Parent or its Subsidiaries (other than (i) licenses for off-the-shelf software and software installed on IT hardware systems entered into by a Loan Party as a nonexclusive licensee on non-negotiated terms, (ii) internal use licenses for software entered into by a Loan Party as a nonexclusive licensee that are not incorporated into products sold, licensed, or distributed by such Loan Party and (iii) nonexclusive licenses of a Loan Party’s products to resellers, distributors, marketing partners, customers, consultants and contractors of such Loan Party in the ordinary course of business), including an indication as to whether any such licenses are exclusive; provided, however, that Borrower may amend Schedule 4.13(c) to add additional licenses so long as such amendment occurs by written notice to Agent no later than the date when Borrower is required to deliver the Compliance Certificate to Agent for the fiscal quarter during which Borrower or its applicable Subsidiary acquires any such license after the Restatement Date.

(d) All Registered IP owned by the Parent or its Subsidiaries are subsisting and, to the Borrower’s knowledge, valid and enforceable, and there are no claims, actions, or proceedings pending before any court or administrative authority challenging the validity or enforceability of such Registered IP.

(e) Parent and its Subsidiaries have taken reasonable steps to maintain the confidentiality of any material trade secrets owned by Parent or any of its Subsidiaries.

(f) Neither the Loan Parties nor any of their Subsidiaries is infringing (i) the intellectual property rights of any third party (except patents) or (ii) to the knowledge of the Loan Parties, third party patents, except for such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, and no Loan Party or any of its Subsidiaries has received any written notice alleging that a Loan Party or any of its Subsidiaries is infringing any third party’s intellectual property rights.

4.14 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

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4.15 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.15, as of the Restatement Date (or the date of the most recent Compliance Certificate delivered to Agent in accordance with Section 5.1), is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16 Complete Disclosure. All material factual information (taken as a whole) (other than projections, industry data from third party sources and other forward looking statements) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such material factual information (taken as a whole) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections represent Borrower’s good faith estimate of the Loan Parties’ and their Subsidiaries future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries and no assurances can be given that such projections or forecasts will be realized).

4.17 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.18 Indebtedness. Set forth on Schedule 4.18 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Restatement Date that is to remain outstanding immediately after the Restatement Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Restatement Date.

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4.19 Payment of Taxes. Except as otherwise permitted under Section 5.5 and except as set forth on Schedule 4.19, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other similar governmental charges imposed by a tax authority upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, other than taxes that are the subject of a Permitted Protest. Each Loan Party and its Subsidiaries have properly timely withheld and properly remitted all material Taxes required to be withheld and remitted with respect to amounts paid or owed to any employee, independent contractor, stockholder or other third party.

4.20 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board of Governors.

4.21 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.22 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any comprehensive territorial or list-based sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has more than 10% of its assets located in Sanctioned Entities, or (c) derives more than 10% of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Advance or of the Term Loan will not be used by Parent or its Subsidiaries to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.23 Parent as a Holding Company. Parent is a holding company and does not have any material liabilities (other than liabilities arising or permitted under the Loan Documents), own any material assets (other than the Stock of Borrower and its Subsidiaries) or engage in any operations or business (other than the ownership of Borrower and its Subsidiaries).

Section 5. AFFIRMATIVE COVENANTS.

Each of Parent and Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:

5.1 Financial Statements, Reports, Certificates. Deliver to Agent (and Agent shall deliver to each Lender) each of the financial statements, reports, and other items set forth on Schedule 5.1 at the times specified therein. In addition, each of Parent and Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent. In addition, each of Parent and Borrower agree (x) that all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and (y) to maintain a system of accounting that enables Parent to continue to produce financial statements in accordance with GAAP. Documents required to be delivered pursuant to this Section 5.1 (including, for the avoidance of doubt, as set forth on Schedule 5.1) may be delivered electronically (including by e-mail to addresses identified in writing by Agent to Borrower) and if so delivered, shall be deemed to have been delivered on the date on which Agent receives such documents or written or electronic notice that such documents have been posted by Borrower or on Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders have access. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.1 or any other provision of a Loan Document shall require any Loan Party or any Subsidiaries, to take any action that would violate a confidentiality, legal or fiduciary obligation or waive any applicable legal privilege.

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5.2 Collateral Reporting. Provide Agent (and, if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. Documents required to be delivered pursuant to this Section 5.2 (including, for the avoidance of doubt, as set forth on Schedule 5.2) may be delivered electronically (including by e-mail to addresses identified in writing by Agent to Borrower) and if so delivered, shall be deemed to have been delivered on the date on which Agent receives such documents or written or electronic notice that such documents have been posted by Borrower or on Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders have access. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.2 or any other provision of a Loan Document shall require any Loan Party or any Subsidiaries, to take any action that would violate a confidentiality, legal or fiduciary obligation or waive any applicable legal privilege.

5.3 Existence. Except as otherwise permitted under Section 6.3, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, licenses and permits material to its business.

5.4 Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to have a Material Adverse Change).

5.5 Taxes. Cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except (a) as set forth on Schedule 4.7, (b) to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest or (c) to the extent delinquent taxes, assessments, or other governmental fees or charges outstanding in an aggregate amount do not exceed $250,000 at any time. Parent will and will cause each of its Subsidiaries to make timely payment or deposit of all material tax payments and material withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that Parent and its Subsidiaries have made such payments or deposits.

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5.6 Insurance. At Borrower’s expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Restatement Date are acceptable to Agent). All property insurance policies covering the Collateral are to include a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause in favor of Agent, for the benefit of the Lender Group and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsement in favor of Agent and Borrower shall use commercially reasonable efforts to cause such certificates of insurance to provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by its casualty or business interruption insurance.

5.7 Inspection. Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Event of Default exists, with reasonable prior notice to Borrower; provided, that the Loan Parties shall not be obligated to pay the costs of more than one inspection per calendar year, unless an Event of Default shall have occurred and be continuing, in which case, such limit shall not apply. Anything to the contrary notwithstanding, nothing in this Section 5.7 shall require any Loan Party or any of its Subsidiaries to take any action that would violate a confidentiality, legal or fiduciary obligation or waive any applicable legal privilege.

5.8 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.

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5.9 Environmental.

(a) Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except to the extent that such Environmental Liens or failure to post bonds or other financial assurances, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change,

(b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries to the extent such release could reasonably be expected to have a Material Adverse Change and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order, in each case which could reasonably be expected to have a Material Adverse Change.

5.10 Reserved.

5.11 Formation of Subsidiaries. If any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Restatement Date, such Loan Party shall (a) within thirty (30) days (or such later date as permitted by Agent in its Permitted Discretion) cause any such new Subsidiary (other than an Excluded Subsidiary) to provide to Agent a joinder to the Guaranty (in the form attached as Annex I thereto, appropriately completed) and the Security Agreement, together with such other security documents as Agent shall reasonably request, which other security documents shall be in form and substance reasonably satisfactory to Agent, and take such action as Agent shall request to establish, create, preserve, protect or perfect a first priority Lien (subject to Permitted Liens) in and to the Collateral in which such new Subsidiary has or may thereafter acquire any interest in favor of Agent for the benefit of the Secured Parties; provided that a joinder to the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Agent if the costs to the Loan Parties of providing such Guaranty, executing such Security Agreement or any such other security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security or guarantee to be afforded thereby, (b) within thirty (30) days (or such later date as permitted by Agent in its Permitted Discretion) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent; provided that only 65% of the total outstanding voting Stock (but 100% of the total outstanding non-voting Stock) of any US Foreign HoldCo or any first tier Subsidiary of Parent that is a CFC and none of the total outstanding voting Stock of any other Subsidiary of such CFC shall be required to be pledged (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), (c) within thirty (30) days (or such later date as permitted by Agent in its Permitted Discretion) provide to Agent all other documentation as the Agent may reasonably request, including one or more opinions of counsel reasonably satisfactory to Agent, which in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to in this Section 5.11 and (d) with respect to any Real Property owned in fee by any such new Subsidiary (other than an Excluded Subsidiary), within thirty (30) days (or such later date as permitted by Agent in its Permitted Discretion) of any acquisition of such new Subsidiary (excluding any Real Property with a fair market value less than $1,000,000), deliver or cause to be delivered to Agent, with respect to such Real Estate, in each case in form and substance reasonably satisfactory to Agent, a mortgage or deed of trust, as applicable, applicable fixture filings, title policies and such other customary documentation as Agent may reasonably request with respect to such Real Property. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.

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5.12 Further Assurances. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the Collateral of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by the Loan Parties after the Restatement Date with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents); provided that the foregoing shall not apply if the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrower) in relating to the benefits of Agent and the Lenders of the benefits afforded thereby. To the maximum extent permitted by applicable law, each of Parent and Borrower authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Parent and its Subsidiaries and all of the outstanding capital Stock of Borrower and Borrower’s Subsidiaries (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries and Excluded Subsidiaries). Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, (i) obtain Control Agreements with respect to deposit accounts and securities accounts (other than accounts not required to be subject to a Control Agreement in accordance with Section 6.11) as required by the Collateral Documents and (ii) upon the reasonable request of Agent, use commercially reasonable efforts to obtain Lien waivers and collateral access agreements from landlords, bailees and mortgagees of facilities at which any material Collateral is stored or located or as required by Section 5.14(d), in each case in form and substance reasonably satisfactory to Agent.

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5.13 Lender Meetings. Within one hundred twenty (120) days after the close of each fiscal year of Parent (or such later date as Agent may agree), upon reasonable prior notice Borrower shall, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the budget presented for the current fiscal year of Parent.

5.14 Audits and Collateral Access Agreements.

(a) Borrower shall maintain a disaster recovery and data backup plan that is no less comprehensive than the disaster recovery and data backup plan disclosed to Agent prior to the Restatement Date.

(b) Parent and each of its Subsidiaries will use its reasonable commercial efforts to maintain the security and integrity of those software products offered on a software-as-a-service, “cloud” and/or web-based application basis (“SaaS Products”) and will abide in all material respects by all applicable U.S. laws and regulations in connection with the maintenance and delivery of, and access to, the SaaS Products related to data privacy, data intrusion, and the transmission of technical or personal data. Parent and each of its Subsidiaries’ data security program will include reasonable and appropriate technical, organizational and security measures against the destruction, loss, unavailability, unauthorized access or alteration of customer data in the possession or under the control of Parent or any of its Subsidiaries.

(c) Should Parent or any of its Subsidiaries obtain an SAS 70 Type II audit report or an SSAE-16 SOC 1 Type II audit report (or such other auditing standard developed by the American Institute of Certified Public Accountants that replaces such SAS 70 Type II audit or such SSAE-16 SOC 1 Type II audit, as the case may be) said Parent or Subsidiary shall promptly provide the Agent with a copy of said report.

(d) Parent shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each of its Subsidiaries to, enter into Collateral Access Agreements in favor of Agent with respect to any primary data center site or headquarters location, in each case, in form and substance acceptable to the Agent.

5.15 Post-Closing Matters. The applicable Loan Parties shall execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified on such schedule (or such longer period approved by Agent in its sole discretion).

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Section 6. NEGATIVE COVENANTS.

Each of Parent and Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness of purposes of this Section 6.1.

6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes.

(a) Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any such transaction between Loan Parties, provided that Borrower must be the surviving entity of any such transaction to which it is a party and no such transaction may occur between Parent and Borrower, (ii) any such transaction between a Loan Party and a Subsidiary of Parent that is not a Loan Party so long as the surviving entity of such transaction is a Loan Party, (iii) any such transaction between Subsidiaries of Parent that are not Loan Parties, and (iv) in connection with Permitted Acquisitions.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities; (ii) the liquidation or dissolution of a Loan Party (other than Parent or Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving; (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving; or (iv) the liquidation or dissolution of a Foreign Subsidiary of Parent that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Loan Party or to another Foreign Subsidiary of Parent.

(c) Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to Sections 6.3(a) or 6.3(b) above or in connection with the transactions permitted pursuant to Section 6.4.

6.4 Disposal of Assets. Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted by Sections 6.3, 6.9 and 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease license, assign, transfer, or otherwise dispose of) any of Parent’s or its Subsidiaries’ assets; provided that Parent may enter into an agreement to sell all or substantially all of the assets of Parent and its Subsidiaries so long as (a) such agreement requires that Net Cash Proceeds from such sale repay all of the Obligations in full; and (b) if such transaction is consummated, the Obligations are paid in full in accordance with the terms of this Agreement and any other Loan Documents (including the payment of any prepayment premiums). Notwithstanding anything to the contrary contained in this Section 6.4, in the definition of Permitted Dispositions or in any other provision of this Agreement, in no event shall any Loan Party be permitted to convey, sell, assign, dispose of, or otherwise transfer any intellectual property material to the operations of the businesses of one or more Loan Parties to any Subsidiary of a Loan Party that is not also a Loan Party.

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6.5 Change Name. Change Parent’s or any other Loan Party’s name, tax identification number, organizational identification number, chief executive office, state of organization or organizational identity, except upon at least ten (10) days prior written notice to Agent of such change (or such shorter period as Agent may agree in writing).

6.6 Nature of Business. (i) Make any material change in the nature of its or their business as conducted on the Restatement Date or (ii) acquire any properties or assets that are not reasonably related to the conduct of such business activities (except for properties or assets that are acquired in connection with a Permitted Acquisition and will be disposed of in a Permitted Disposition); provided that Parent and its Subsidiaries may engage in any business that is reasonably related or ancillary to its or their business.

6.7 Prepayments and Amendments.

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of a Loan Party, other than (i) the Obligations in accordance with this Agreement, (ii) Permitted Intercompany Advances, (iii) up to $1,000,000 of Purchase Money Indebtedness, and (iv) Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness,

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions of such Indebtedness, or

(b) Except to the extent such amendment, modification, or change is solely to incur Refinancing Indebtedness, directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (g), (h), (i), (j), (k), (n), (o), (q) and (s) of the definition of Permitted Indebtedness in a manner that is not materially adverse to the Lender Group, (D) Indebtedness permitted under clauses (f), (l), (m), (r) and (t) of the definition of Permitted Indebtedness so long as such amendment, modification, or change is permitted by the terms of the subordination agreement to such Indebtedness is subject, and (E) Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness; provided that no such amendment, modification or change shall be permitted under this Section 6.7(b)(i) unless, after giving effect thereto, the relevant Indebtedness shall continue to constitute Indebtedness permitted by Section 6.1,

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(ii) the Management Agreement, in each case, except to the extent that such amendment, modification, alteration, increase, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.8 Reserved.

6.9 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Parent’s or Borrower’s Stock, of any class, whether now or hereafter outstanding; provided, however, that, so long as it is permitted by applicable law,

(a) Borrower may, or may make distributions so that Parent may, pay the consideration necessary to consummate any Permitted Acquisition in accordance with the agreements evidencing such Permitted Acquisition;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may make distributions to Parent for the sole purpose of allowing Parent to, and Parent shall use the proceeds thereof solely to redeem or repurchase Stock of Parent from former employees, officers, or directors (or any spouses, ex-spouses, successors, executors, administrators, heirs, legatees, distributees or estates of any of the foregoing), provided, however, that (x) the aggregate amount of such redemptions made by Parent during the term of this Agreement after the Restatement Date plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $2,000,000 in the aggregate and at the time of each such distribution Liquidity is at least $2,000,000 before and after giving effect to such distribution, and (y) Parent may make distributions to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Stock of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Stock of Parent;

(c) Borrower may make distributions to Parent for the sole purpose of allowing Parent to, and Parent shall use the proceeds thereof solely to (i) pay local, federal, and state income taxes and franchise taxes, franchise fees and other similar fees and other similar fees required to maintain corporate existence or solely arising out of the consolidated operations of Parent and its Subsidiaries, after taking into account all available credits and deductions (provided that neither Borrower nor any of its Subsidiaries shall make any distribution to Parent in any amount greater than the share of such taxes arising out of Parent’s and its Subsidiaries’ consolidated net income), and (ii) so long as no Event of Default shall have occurred and be continuing or would result therefrom, pay (A) reasonable out of pocket expenses for legal, administrative and accounting services provided by third parties to Parent and its Subsidiaries; and (B) other reasonable administrative and maintenance expenses arising solely out of the consolidated operations (including maintenance of existence) of Parent and its Subsidiaries, in an aggregate amount not to exceed $250,000 in any fiscal year of Parent; and

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(d) distributions made as permitted by Section 6.12(g);

(e) so long as Parent is permitted to make the payments permitted by Section 6.12(d) and (f), Borrower may make dividends or distributions to Parent for the purpose of permitting Parent to make such payments and Parent agrees to use the proceeds of such dividends or distributions solely for such purpose;

(f) distributions to pay, as and when due and payable, regularly scheduled non accelerated payments at the non-default rate, of (i) Indebtedness described in clause (f), (m) or (r) of the definition of “Permitted Indebtedness” set forth in Schedule 1.1, so long as Borrower shall have Liquidity equal to or greater than $2,000,000 immediately after giving effect to such distribution and payment and (ii) Acquired Indebtedness, to the extent permitted hereunder and pursuant to the terms of the subordination provisions applicable thereto;

(g) redemptions and retirements of Parent’s or Borrower’s Stock either (i) solely in exchange for shares of Stock (other than Prohibited Preferred Stock) of Parent or Borrower or (ii) solely with the application of the net proceeds of a substantially concurrent sale for cash of Stock (other than Prohibited Preferred Stock) of Parent or Borrower; and

(h) repurchases of Stock in a cashless transaction that is deemed to occur upon the exercise of stock options if such Stock represents a portion of the exercise price thereof.

6.10 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than (i) as may be required to conform to GAAP or (ii) to the extent consented to by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed)).

6.11 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that (other than (a) an aggregate amount of not more than $500,000 at any one time, in the case of Parent and its Subsidiaries (other than those that are CFCs or US Foreign HoldCos), (b) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Parent’s or its Subsidiaries’ employees, (c) amounts deposited into Deposit Accounts for other fiduciary purposes or compliance with legal requirements solely to the extent that such legal requirements prohibit the granting of a Lien thereon, (d) amounts deposited into Deposit Accounts or Securities Accounts the balance of which are swept at the end of each Business Day into a Deposit Account or Securities Account that is subject to a Control Agreement in favor of Agent and (e) an aggregate amount of not more than $500,000 (calculated at current exchange rates) at any one time, in the case of Subsidiaries of Parent that are CFCs or US Foreign HoldCos) Parent and its Subsidiaries shall not have Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Parent or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, Parent shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account. Notwithstanding anything to the contrary contained in this Section 6.11, in the definition of Permitted Investments or in any other provision of this Agreement, in no event shall any Loan Party be permitted to convey, sell, assign, dispose of, or otherwise transfer (whether by Investment or otherwise) any intellectual property material to the operations of the businesses of one or more Loan Parties to any Subsidiary of a Loan Party that is not also a Loan Party.

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6.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:

(a) the Transactions and other transactions (other than the payment of management, consulting, monitoring, or advisory fees permitted by the terms of this Agreement) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are upon fair and reasonable terms or (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by Parent’s Board of Directors in accordance with applicable law, any indemnity provided for the benefit of directors of Parent,

(c) with respect to Borrower and its Subsidiaries, (i) reasonable and customary director compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements with respect to directors to the extent approved by the applicable Board of Directors and (ii) officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements with respect to officers and employees to the extent approved by the applicable Board of Directors,

(d) so long as it has been approved by Parent’s Board of Directors, (i) the payment of fees, compensation, or employee benefit arrangements to the chief executive officer of Parent, (ii) the payment of fees, compensation, severance, expense reimbursement or employee benefit arrangements to other employees and officers of Parent, (iii) the payment of reasonable and customary fees, compensation, severance, expense, reimbursement or employee benefit arrangements to outside directors of Parent and (iv) payments on account of indemnification claims made by directors or officers of Parent attributable to the ownership by such director or officer of the Stock of Parent or attributable to the operations of Subsidiaries of Parent,

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(e) (i) transactions permitted by Section 6.3 or Section 6.9, or any Permitted Intercompany Advance, (ii) transactions among Subsidiaries of Parent that are not Loan Parties or (iii) transactions among Loan Parties to the extent expressly permitted hereunder,

(f) (i) the payment of Permitted Management Expenses to the Equity Sponsor or its Affiliates; provided, that if at any time any Permitted Management Expenses are not permitted to be paid as a result of the failure to satisfy either of the conditions set forth in clauses (i) or (ii) of the definition of Permitted Management Expenses, then (1) such amounts shall continue to accrue, and (2) any such amounts that have accrued but which were not permitted to be paid may be paid in any subsequent period so long as each of the conditions set forth in clauses (i) or (ii) of the definition of Permitted Management Expenses are satisfied at the time of the making of such payments; (ii) payment of, or reimbursement, of indemnitees and reimbursement for reasonable and documented out-of-pocket costs and expenses to the Equity Sponsor or its Affiliates in connection with the Management Agreement and (iii) subject to the prior written approval of the Required Lenders (in their sole discretion), payment of fees and related expenses in respect of other investment banking activities, including in connection with acquisitions or divestitures that are approved by the Board of Directors of Borrower or such Subsidiary in good faith,

(g) so long as no Event of Default has occurred and is continuing or would result therefrom (including any Change of Control), the distribution or issuance by Parent of common Stock or Permitted Preferred Stock,

(h) subject to the limitations set forth in this Agreement (including Sections 6.9 and 6.11), any transaction among Parent and its Subsidiaries for the sharing of liabilities for Taxes so long as (i) such liability sharing is made by and among the members of Borrower’s “affiliated group” (as defined in the IRC); and (ii) the Parent and its Subsidiaries file their Taxes on a consolidated basis, and

(i) transactions pursuant to agreements existing on the date hereof and set forth on Schedule 6.12 or any amendment thereto to the extent such amendment, taken as a whole, is not materially adverse to the Lenders.

6.13 Use of Proceeds. Use the proceeds of the Advances and the Term Loan for any purpose other than (a) on the Restatement Date, (i) use a portion of the Initial Term Loan to pay for the Restatement Date Refinancing and a portion of the consideration for the Restatement Date Acquisition, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) after the Restatement Date, funding working capital and Capital Expenditures of the Borrower and the Borrower’s general corporate purposes (including Permitted Acquisitions and other transactions not prohibited by this Agreement), in each case consistent with the terms and conditions hereof.

6.14 Parent as Holding Company. Permit Parent to incur any liabilities (other than (i) liabilities arising under the Management Agreement, the Loan Documents or clauses (f), (j), (l), (n) and (r) of the definition of “Permitted Indebtedness” or (ii) immaterial liabilities), own or acquire any assets (other than (i) the Stock of Borrower and its Subsidiaries or (ii) immaterial assets) or engage itself in any operations or business, except in connection with (A) its ownership of Borrower and its Subsidiaries, (B) the maintenance of its existence and ownership of immaterial assets, (C) its rights and obligations under the Management Agreement, (D) the transactions permitted under clauses (j) and (l) of the definition of “Permitted Disposition”, clauses (f), (j), (l), (n), (r) and (t) of the definition of “Permitted Indebtedness”, clauses (n) and (o) of the definition of “Permitted Investments” and clauses (g) and (r) of the definition of “Permitted Liens”, and (E) its rights and obligations under the Loan Documents.

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Section 7. FINANCIAL COVENANTS.

7.1 Each of Parent and Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will comply with each of the following financial covenants:

(a) Maximum Recurring Revenue Leverage Ratio. Prior to the effective date of the Conversion Option, have a Recurring Revenue Leverage Ratio, as of the last day of each fiscal quarter set forth in the following table, which shall not exceed the applicable ratio set forth in the following table for such fiscal quarter ending on such date:

Fiscal Quarter ending on:	Applicable Ratio:

September 30, 2018	2.25:1.00

December 31, 2018	2.25:1.00

March 31, 2019	2.25:1.00

June 30, 2019	2.10:1.00

September 30, 2019	2.05:1.00

December 31, 2019	2.00:1.00

March 31, 2020	1.85:1.00

June 30, 2020	1.75:1.00

September 30, 2020	1.65:1.00

December 31, 2020	1.60:1.00

March 31, 2021	1.50:1.00

June 30, 2021	1.40:1.00

September 30, 2021	1.35:1.00

December 31, 2021	1.30:1.00

March 31, 2022 and each fiscal quarter ending thereafter	1.25:1.00

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(b) Minimum Liquidity. Prior to the effective date of the Conversion Option have, as of the last day of each fiscal quarter, Liquidity of not less than $8,500,000.

(c) Maximum Total Leverage Ratio. On and after the effective date of the Conversion Option (beginning with the fiscal quarter immediately succeeding the fiscal quarter for which the Borrower has delivered to the Agent and Lenders financial statements in order to invoke the Conversion Option in accordance with Section 7.1(d)), have a Total Leverage Ratio, as of the last day of each fiscal quarter, which shall not exceed a level determined for such fiscal quarter pursuant to Section 7.1(d).

(d) Conversion Option. On any date of delivery of quarterly financial statements in accordance with Section 5.1 for any fiscal quarter ending after October 1, 2019, the Borrower may elect to terminate the requirement to comply with Sections 7.1(a) and (b) and instead be required to comply with Section 7.1(c) (it being agreed that the covenant levels for Section 7.1(c) shall be set at approximately 30% cushions to the Borrower’s projection model that is received by the Agent and the Lenders prior to the desired date of conversion and is acceptable to the Required Lenders in their sole discretion) (such election referred to as the “Conversion Option”); provided, however, that the Borrower shall not be permitted to elect the Conversion Option if at the time of such election (i) a Default or Event of Default has occurred and is continuing or (ii) the Total Leverage Ratio (for purposes hereof the Total Leverage Ratio shall be calculated based on (x) the amount of Total Indebtedness as of the date of such election and (y) Adjusted EBITDA for the twelve (12) consecutive fiscal month period ended as of the last day of the most recent fiscal month for which financial statements have been delivered to Agent in accordance with Section 5.1) is greater than 6.50 to 1.00. The Borrower shall elect the Conversion Option by written notice from the Borrower to the Agent, which election shall be irrevocable, shall be effective on the date the Agent receives such written election (or, if later, the date that the Borrower and the Required Lenders agree to the covenant levels for Section 7.1(c) as contemplated above) and shall be accompanied by a certification by a responsible officer of the Borrower acceptable to the Required Lenders confirming that all conditions to the effectiveness of the Conversion Option have been satisfied. For the avoidance of doubt, after the effectiveness of a Conversion Option, the Loan Parties shall not have any unilateral right to unwind or terminate the Conversion Option or any changes to the terms hereof effected thereby, including, without limitation, reinstating the prior financial covenants.

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7.2 In the event Borrower fails to comply with any financial covenant contained in Sections 7.1(a), 7.1(b) or 7.1(c) (a “Specified Financial Covenant Default”), Borrower shall have the right to cure such Event of Default on the following terms and conditions (the “Equity Cure Right”):

(a) In the event Borrower desires to cure the Specified Financial Covenant Default, Borrower shall deliver to Agent irrevocable written notice of its intent to cure (a “Cure Notice”) no later than five (5) Business Days after the date on which financial statements and a Compliance Certificate for the period ending on the last day of the fiscal quarter with respect to which such Specified Financial Covenant Default occurred (the “Testing Dates”) are required to be delivered. The Cure Notice shall set forth the calculation of the applicable “Financial Covenant Cure” (as hereinafter defined);

(b) In the event Borrower delivers a Cure Notice, Equity Sponsor shall, directly or indirectly, make a cash equity contribution to Parent all of the proceeds of which will be immediately contributed to Borrower (funded with proceeds of common equity issued by Parent or other equity issued by Parent having terms reasonably acceptable to Agent and, in any case, not constituting Prohibited Preferred Stock (the “Equity Cure Securities”)) no later than ten (10) Business Days after the date on which the financial statements are due pursuant to Section 5.1 for the relevant fiscal quarter (the “Required Contribution Date”). The cash consideration received by Borrower in connection with the issuance of Equity Cure Securities (the “Financial Covenant Cure”) shall be in an amount equal which when deemed to (x) prepay the Loans in connection with Specified Financial Covenant Default under Section 7.1(a), (y) increase the Liquidity of the Borrower in connection with Specified Financial Covenant Default under Section 7.1(b), or (z) increase EBITDA in connection with a Specified Financial Covenant Default under Section 7.1(c), would result in Parent being in pro forma compliance with such financial covenant as of such Testing Date and shall not exceed the amount required to cause the Borrower to be in compliance with such financial covenants; provided that, (x) after giving effect to any such Financial Covenant Cure in connection with a Specified Financial Covenant Default under Section 7.1(a) or 7.1(b), the aggregate amount of all Financial Covenant Cures during the term of this Agreement shall not exceed $20,000,000, (y) the amount of Obligations required to be prepaid to cause Borrower to be in compliance with the financial covenant in Section 7.1(a) shall be calculated without giving effect to any repayment of Advances made with the proceeds of any Financial Covenant Cure in respect of a Specified Financial Covenant Default under Section 7.1(b) and (z) the amount of Obligations prepaid with proceeds of any Financial Covenant Cure in respect of a Specified Financial Covenant Default under Section 7.1(c) shall be deemed outstanding for purposes of determining compliance with such financial covenant for the fiscal quarter in respect of which the Financial Covenant Cure is being made and the next three (3) fiscal quarters thereafter.

(c) The Equity Cure Right shall not be exercised (i) in any consecutive fiscal quarters, (ii) more than twice in any four (4) fiscal quarter period or (iii) more than five (5) times during the term of this Agreement;

(d) For a failure to comply with a Specified Financial Covenant Default under Section 7.1(a) or 7.1(c), upon timely receipt by Borrower, the Financial Covenant Cure shall be used to prepay the Obligations pursuant to Section 2.4(e)(vi). For a failure to comply with a Specified Financial Covenant Default under Section 7.1(b), upon timely receipt by Borrower, the Financial Covenant Cure shall be deemed to increase Liquidity to the extent that outstanding Advances are repaid with such Financial Covenant Cure or such Financial Covenant Cure is contributed to the balance sheet of the Borrower. For a failure to comply with a Specified Financial Covenant Default under Section 7.1(c), the Financial Covenant Cure shall be deemed to increase EBITDA for purposes of determining compliance with such financial covenant (and not for any other purpose). Upon the satisfaction of the requirements of this clause (d), the relevant Specified Financial Covenant Default(s) shall be deemed cured for all purposes under this Agreement and Borrower shall be deemed to have satisfied the requirements of the financial covenants; and

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(e) Until the earlier of (i) the tenth (10th) Business Day following the date of the end of such fiscal quarter and (ii) the date on which Agent learns that the Equity Sponsor does not intend to purchase the Equity Cure Securities, none of Agent nor any Lender shall exercise any right or remedy under the Loan Documents, including the right to accelerate the Loans or terminate the Commitments, and none of Agent nor any other Lender or secured party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 7.1(a), 7.1(b) or 7.1(c) hereof.

Section 8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, or (b) all or any portion of the principal of the Obligations;

8.2 If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Section 5.3 (solely if Borrower is not in existence and good standing in its jurisdiction of organization), 5.7, 5.11 or 5.13 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7.1(a), 7.1(b) or 7.1(c) of this Agreement, or (iv) Section 6 of the Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.1 or 5.2 of this Agreement and such failure continues for a period of five (5) days; or

(c) fails to perform or observe any covenant or other agreement contained in Section 5.14 of this Agreement and such failure continues for a period of ten (10) days after the earlier of (i) the date on which such failure shall first become actually known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or

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(d) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become actually known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3 If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,500,000 or more (except to the extent covered (other than to the extent of customary deductibles) by (i) insurance or other indemnity pursuant to which the insurer or indemnitor, as applicable, has not denied coverage, or (ii) funds held in an escrow account on terms reasonably satisfactory to Agent) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award (for the avoidance of doubt, the portion of any judgment, order, or award that is covered by insurance pursuant to which the insurance company has acknowledged coverage shall not be considered for purposes of determining whether one or more judgments, orders, or awards involve an aggregate amount of $1,500,000 or more for purposes of this Section 8.3);

8.4 If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5 If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6 If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7 A continuing default (after giving effect to any notice and/or cure rights) in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness (other than Indebtedness incurred under this Agreement) involving an aggregate principal amount of $1,500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

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8.8 If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered in writing by or on behalf of any Loan Party to Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9 If the obligation of any Guarantor under the Guaranty is limited in any respect or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.10 If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected (to the extent required hereunder) and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral, the aggregate value of which does not exceed, at any time, $1,000,000, (c) as a result of the action or inaction of any member of the Lender Group so long as such action or inaction is not as the result of any action or inaction of Parent and its Subsidiaries or any breach by Parent or its Subsidiaries of the terms of this Agreement, and (d) to the extent that the terms of this Agreement, the Security Agreement, or any other Loan Document permits any exceptions to the perfection of such Liens or any exceptions to requiring that such Liens be first priority;

8.11 Any provision of any Loan Document (other than an immaterial provision thereof) shall at any time for any reason be declared to be null and void (other than solely as the result of an action or failure to act on the part of any member of the Lender Group so long as such action or inaction is not as the result of any action or inaction of Parent and its Subsidiaries or any breach by Parent or its Subsidiaries of the terms of this Agreement), or the validity or enforceability thereof shall be contested by a Loan Party or its Subsidiaries, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.12 There occurs any Change of Control; or

8.13 (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,500,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,500,000.

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Section 9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, at the instruction of the Required Lenders, Agent shall, in each case by written notice to Borrower and in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following on behalf of the Lender Group:

(a) declare the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly, to the extent not prohibited by applicable law, waived by Borrower;

(b) declare the Revolver Commitments terminated, whereupon the Revolver Commitments shall immediately be terminated together with any obligation of any Lender hereunder to make Advances, and

(c) exercise all other rights and remedies available to Agent or Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived, to the extent not prohibited by applicable law, by Parent and Borrower.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

Section 10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

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10.2 The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower; provided, however, that the foregoing shall not excuse the Agent or the Lender Group from any liability or loss in respect of the foregoing to the extent that a court of competent jurisdiction finally determines such loss or liability to have resulted from the gross negligence, bad faith or willful misconduct of the Agent or any member of the Lender Group.

10.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, (iii) disputes solely between or among the Lenders and any Participant, or (iv) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and costs or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

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Section 11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Parent or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Parent or Borrower:	INTEGRATION APPLIANCE, INC.
200 Portage Ave. Palo Alto, CA 94306
Attn: Stephen Robertson
Telephone: (650) 852-0400
Email: stephen.robertson@intapp.com

with copies to
(which shall not constitute notice):	ROBINSON, BRADSHAW & HINSON, P.A.
101 North Tryon Street, Suite 1900
Charlotte, NC 28246
Attn: Jon R. Jordan, Esq.
Email: jjordan@robinsonbradshaw.com

If to Agent:	GOLUB CAPITAL LLC
100 South Wacker Drive
Chicago, IL 60606
Attn: Robert G. Tuchscherer
Fax No.: (312) 201-9167

with copies to
(which shall not constitute notice):	WHITE & CASE LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn: Nicholas A. Palumbo, Esq.
Email: nicholas.palumbo@whitecase.com

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Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening on business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by return email or other written acknowledgment).

Section 12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

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(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ANY OTHER LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY- IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

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Section 13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) With the prior written consent of Borrower, which consent of Borrower shall not be unreasonably withheld, delayed or conditioned (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof) and shall not be required (1) if an Event of Default pursuant to Sections 8.1, 8.4 or 8.5 has occurred and is continuing, (2) if an Event of Default pursuant to Sections 8.2(a) (solely with respect to Section 7.1(a), 7.1(b) or 7.1(c)) or 8.2(b) (solely with respect to Section 5.1) has occurred and is continuing and such Event of Default has not been cured or waived within thirty (30) consecutive days and (3) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) or Related Fund of a Lender, and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) or Related Fund of a Lender, any Lender may assign and delegate to one or more assignees (each an “Assignee”; provided that (A) except as set forth in Section 13.4 below, no Loan Party, Affiliate of a Loan Party, Equity Sponsor, Affiliate of Equity Sponsor (including any Control Investment Affiliate), Person that is a holder of any Indebtedness that ranks pari passu with, or is subordinated to, the Obligations or an Affiliate of any such Person shall be permitted to become an Assignee and (B) no Competitor shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Agent) of $1,000,000 in the case of an assignment of Revolver Commitments or $1,000,000 in the case of assignments or delegations of any other Obligations, Commitments or other rights (except such minimum amounts shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate or Related Fund of any Lender or (y) a group of new Lenders, each of which is an Affiliate or Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 in the case of an assignment of Revolver Commitments or $1,000,000 in the case of assignments or delegations of any other Obligations, Commitments or other rights); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless (x) waived by the Agent, or (y) such assignment shall be among a Lender and its Affiliates or Related Fund, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.8(a) of this Agreement.

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(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (each, a “Participant”; provided that no Loan Party, Affiliate of a Loan Party, Equity Sponsor, Affiliate of Equity Sponsor (including any Control Investment Affiliate), Person that is a holder of any Indebtedness that ranks pari passu with, or is subordinated to, the Obligations, any Competitor or an Affiliate of any such Person shall be permitted to become a Participant) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (except in connection with any unscheduled prepayment), or (E) change the amount or due dates of scheduled principal repayments or premiums, and (v) except as provided in Section 16, all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed, to the extent permitted or not prohibited by law, to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

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(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.8, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such security interest or pledge shall release such Lender from any of its obligations hereunder or substitute any pledgee for such Lender as a party hereto.

(h) Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

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(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the event it has one) available for review by Borrower from time to time as Borrower may reasonably request. Each Lender shall be permitted to review a copy of the Register from time to time at such Lender’s request.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

13.3 Defaulting Lenders.

(a) Neither the failure of any Defaulting Lender to make any Loan or purchase any participation required to be made or purchased by it in accordance with the terms of this Agreement nor the status of any Lender as a Defaulting Lender shall relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Loan or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make a Loan to be made, or to purchase a participation to be purchased, by such Defaulting Lender, and no Other Lender shall have any obligation to Agent or any other Lender for the failure by such Defaulting Lender. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender of the type described in clause (a) of the definition of Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document; provided that the foregoing shall not permit, without the consent of such Defaulting Lender, (i) an increase in the principal amount of such Defaulting Lender’s Commitment, (ii) the reduction of the principal of, rate of interest on (other than reducing or waiving the Default Rate) or Fees payable with respect to any Loan of such Defaulting Lender or (iii) unless all other Lenders affected thereby are treated similarly, the extension of any scheduled payment date or final maturity date of the principal among of any Loan of such Defaulting Lender (it being understood and agreed that payments pursuant to Section 2.4(e) are not “scheduled”).

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(b) reserved.

(c) Agent shall be authorized to use all payments received by Agent for the benefit of any Defaulting Lender pursuant to this Agreement to pay in full the Excess Funding Amount to the appropriate Lenders. With respect to such Defaulting Lender’s failure to fund Advances, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute an Advance or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Defaulting Lender shall be deemed to have purchased, Advance interests from the other Revolving Lenders until such time as the aggregate amount of the Advances are held by the Revolving Lenders in accordance with their Pro Rata Shares of the Revolver Commitment (without giving effect to any reallocation pursuant to Section 13.3(b)). Any amounts owing by a Defaulting Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Advances that are Index Rate Loans. Payments made by any Loan Party to Agent in compliance with the terms of this Agreement or any other Loan Documents shall not constitute Defaults or Events of Default solely because the same were not distributed to a Defaulting Lender pursuant to the terms of this Section 13.3(c). The “Excess Funding Amount” of a Defaulting Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to Agent and other Lenders under the Loan Documents, including such Lender’s Pro Rata Share of all Advances.

(d) reserved.

(e) A Lender that is a Defaulting Lender pursuant to clause (a) of the definition thereof shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the fee described in Section 2.10(b) during the time such Lender is a Defaulting Lender pursuant to clause (a) of the definition thereof.

13.4 Right of First Refusal. Notwithstanding anything to the contrary contained in this Agreement, if any Lender desires to assign all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents (collectively, the “Offered Obligations”) to a Person that would be a Competitor but for the existence of an Event of Default under Section 8.2(a) or 8.2(b) that causes such Person to cease being a Competitor in accordance with the definition thereof, then prior to consummating such assignment, such Lender shall first offer to make such assignment to the Equity Sponsor by providing written notice to the Equity Sponsor identifying (i) the Offered Obligations and (ii) the purchase price for such Offered Obligations. Unless the Equity Sponsor purchases the Offered Obligations (or enters into a binding agreement with such Lender to purchase the Offered Obligations, which purchase shall be consummated within twelve (12) Business Days of such agreement and such agreement shall be in form and substance reasonably satisfactory to Agent (each, an “Offered Obligations Contract”)) within three (3) Business Days of the notice referred to in the immediately preceding sentence, such Lender may make such assignment of the Offered Obligations to a Person that would be a Competitor but for the existence of an Event of Default under Section 8.2(a) or 8.2(b) (and such Person shall be permitted to be an Assignee under Section 13.1). To the extent that the Equity Sponsor accepts such offer within such three (3) Business Day period, the Equity Sponsor shall immediately transfer (or transfer by the date specified in the relevant Offered Obligations Contract) the purchase price of the Offered Obligations to such Lender in exchange for the Offered Obligations and the Offered Obligations shall automatically be deemed to be cancelled and shall no longer be outstanding under this Agreement. For the avoidance of doubt, this Section 13.4 shall not apply to the extent that any Event of Default under Sections 8.1, 8.4 or 8.5 has occurred and is continuing.

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Section 14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letters), and no consent with respect to any departure by Parent or Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Parent and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Parent and Borrower, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender,

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

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(iv) amend or modify any provision of this Agreement (including this Section 14) providing for consent or other action by all Lenders,

(v) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(vi) change the definition of “Required Lenders” or “Pro Rata Share”,

(vii) contractually subordinate any of the Agent’s Liens,

(viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by the Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(ix) amend any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(e) or (f), or

(x) change the definition of “Maximum Revolver Amount” or “Initial Term Loan Amount”.

(b) No amendment, waiver, modification, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, any Fee Letter, without the written consent of the parties thereto (and shall not require the written consent of any of the Lenders provided Agent shall not change any of the terms of any prepayment premium set forth in the Fee Letter without the prior written consent of Required Lenders), (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders, or (iii) Section 13.1(a) to permit a Loan Party, an Affiliate of a Loan Party, a Permitted Investor, or an Affiliate of a Permitted Investor to be permitted to become an Assignee, without the written consent of Agent, Borrower, and Required Lenders,

(c) reserved,

(d) Anything in this Section 14.1 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender of the type described in clause (a) or (e) of the definition thereof, other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

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14.2 Replacement of Holdout Lender.

(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders and if such action has received the consent, authorization, or agreement of the Required Lenders (without giving effect to the second proviso in the definition of “Required Lenders”) but not all of the Lenders, then Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender (a “Holdout Lender”) that failed to give its consent, authorization, or agreement with one or more Replacement Lenders, and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations, including the Applicable Prepayment Premium due and owing to the Holdout Lender at the time of the occurrence of such assignment described in this Section 14.2 as if such assignment was a prepayment by the Borrower of the Obligations owing to the Holdout Lender. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

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Section 15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Golub Capital as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 are solely for the benefit of Agent and the Lenders, and Parent and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that Golub Capital is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

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15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9, and unless and until Agent has received any such request, Agent may refrain from taking any action with respect to such Default or Event of Default.

15.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

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15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorney’s fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 15.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. Golub Capital and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Golub Capital were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Golub Capital or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Golub Capital in its individual capacity.

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15.9 Successor Agent. Agent may resign as Agent upon thirty (30) days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. Any successor Agent shall be a U.S. Person. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity

(a) Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

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(b) Golub Capital, in its capacity as Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those expressly provided for herein or applicable to it in its capacities as Lender and as Agent. Without limiting the foregoing, Golub Capital in its capacity as Agent, shall not be deemed to have any fiduciary relationship with Borrower or with any Lender. Each Lender acknowledges that it has not relied upon, and will not rely upon, Golub Capital in deciding to enter into this Agreement or in taking or not taking action hereunder.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any certificate of an officer of the Borrower, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time the security interest under the Collateral Documents was granted nor at any time thereafter, (iv) constituting property leased or licensed to Parent or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, (v) release any Guarantor of all or any portion of the Obligations if all of the Stock of such Guarantor is sold in a transaction permitted under the Agreement, or (vi) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

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(b) Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

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15.13 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.8, and

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(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorney’s fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

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Section 16. WITHHOLDING TAXES.

(a) All payments made by Borrower hereunder or under any note or other Loan Document will be made free and clear of, and without deduction or withholding for, any present or future Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Borrower or Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable party receiving such payment receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, documentary proof reasonably satisfactory to Agent evidencing such payment by Borrower.

(b) Borrower agrees to pay any Other Taxes in accordance with applicable law.

(c) (i) If a Lender (which for purposes of Section 16(c) through (f) includes Agent) is entitled to claim an exemption or reduction from United States withholding tax, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

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(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) if such Lender is a Foreign Lender entitled to claim an exemption from United States withholding tax pursuant to its portfolio interest exception under Section 881(c) of the IRC, (x) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 881(c)(3)(C) of the IRC, and (y) a properly completed and executed IRS Form W-8BEN (or applicable successor form);

(ii) if such Lender is a Foreign Lender entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iii) if such Lender is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI (or applicable successor form); or

(iv) if such Lender is a Foreign Lender entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments) or applicable successor form;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to Agent, any Lender, or any other recipient of any payment to be made by or on account of any Obligation or Loan Documents of Borrower hereunder would be subject to United States federal withholding tax imposed under FATCA if such recipient fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such recipient shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower or Agent to comply with their obligations under FATCA and to determine that such recipient has complied with such recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and upon the reasonable request of Agent or Borrower and shall promptly notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender is legally able to deliver such forms, provided, however, that notwithstanding anything to the contrary in this Section 16(d), the completion, execution and submission of such documentation referenced in this Section 16(d) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e)

(i) If a Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent will treat such Lender’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Assignee shall provide new documentation, pursuant to Section 16(c) or 16(d), if applicable.

(ii) In the event a Lender sells a participation in any Commitment or Obligation, Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 (subject to the requirements and limitations therein) with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto (it being understood that the documentation required under Section 16(c) shall be delivered to the participating Lender), provided, however, that no Participant shall be entitled to receive any greater payment under this Section 16 with respect to any participation, than its participating Lender would have been entitled to receive

(f) If a Lender is entitled to a reduction in the applicable withholding tax, Borrower or Agent, as applicable may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (c) or (d) of this Section 16 are not delivered to Borrower or Agent, then Borrower or Agent, as applicable may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

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(g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Borrower or Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Borrower or Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Borrower or Agent, as applicable, harmless for all amounts paid, directly or indirectly, by Borrower or Agent, as applicable, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Borrower or Agent, as applicable under this Section 16, together with all costs and expenses (including attorney’s fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(h) If Agent or a Lender reasonably determines, that it has received a refund of any Indemnified Taxes by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all reasonable out of pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

(i) Each party’s obligations under this Section 16 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

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17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorney’s fees of the Lender Group related thereto, the liability of Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

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17.8 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, consultants, actual or potential partners, or investors, lenders, officers, directors, employees, and agents of any member of the Lender Group (“Representatives”), provided that any such Representative shall have been informed of the confidential nature of such information and directed to treat it confidentially, (ii) to Subsidiaries and Affiliates of any member of the Lender Group or any of their Representatives, provided that any such Subsidiary, Affiliate or Representative shall have been informed of the confidential nature of such information and directed to treat it confidentially, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation (including, without limitation, in connection with filings, submissions and any other similar documentation required to comply with SEC filing requirements), (iv) as may be agreed to in advance by Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent, the Lenders or the Persons listed in clauses (i) and (ii) above in breach of this Agreement), (vi) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that any such assignee, participant, or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 17.8, (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents, and (viii) to one or more nationally recognized rating agencies.

(b) Anything in this Agreement to the contrary notwithstanding, (i) Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services so long as the identities of the Equity Sponsor and the Loan Parties are not disclosed in such information without the consent of the Borrower and (ii) in no event shall any nonpublic information regarding Parent and its Subsidiaries be shared with a Competitor (it being understood and agreed that this clause (ii) shall not prohibit the sharing of information with any Person (x) that is permitted pursuant to Section 17.8(a)(i) or Section 17.8(a)(ii) or (y) that is no longer a “Competitor” pursuant to the operation of the definition thereof.

17.9 Lender Group Expenses. Borrower agrees to pay any and all Lender Group Expenses promptly after demand therefor by Agent or the Lender entitled to reimbursement of same and agrees that its obligations contained in this Section 17.9 shall survive payment or satisfaction in full of all other Obligations.

17.10 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

74

17.11 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.12 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

17.13 Amendment and Restatement. Anything contained herein to the contrary notwithstanding, this Agreement is not intended to and shall not serve to effect a novation of the “Obligations” (as defined in the Original Credit Agreement). From and after the effectiveness of this Agreement, the rights and obligations of the parties under the Original Credit Agreement shall be subsumed and governed by this Agreement and the Obligations under the Original Credit Agreement shall continue as Obligations under this Agreement until otherwise paid in accordance with the terms hereof. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Agreement. The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement. Each reference to the “Credit Agreement” in any Loan Document shall mean and be a reference to this Agreement (as further amended, restated, supplemented or otherwise modified from time to time). Cross-references in the Loan Documents to particular section numbers or defined terms in the Original Credit Agreement shall be deemed to be cross-references to the corresponding sections or defined terms, as applicable, of this Agreement. Each Lender may elect to exchange its Loans under the Original Credit Agreement for Loans under this Agreement pursuant to a cashless settlement mechanism approved by the Agent.

17.14 Reaffirmation of Guaranty. Each Guarantor, subject to the terms and limits contained herein, in the Guaranty and in the Collateral Documents, reaffirms its guaranty of the Obligations pursuant to the Loan Documents to which it is a party (and nothing in this Agreement shall be deemed to impair or otherwise limit such guaranty). Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendment and restatement of the Original Credit Agreement effected pursuant to this Agreement. Each Guarantor hereby confirms that each Loan Document to which it is a party or is otherwise bound continues to be in full force and effect and all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the Original Credit Agreement.

[Signature pages to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

LEGALAPP HOLDINGS, INC., a Delaware corporation

By:	/s/ Stephen Robertson

Name:	Stephen Robertson
Title:	Chief Financial Officer

INTEGRATION APPLIANCE, INC., a Delaware corporation

By:	/s/ Stephen Robertson

Name:	Stephen Robertson
Title:	Chief Financial Officer

THE FRAYMAN GROUP, INC., a Delaware corporation

By:	/s/ Stephen Robertson

Name:	Stephen Robertson
Title:	Chief Financial Officer

INTAPP, INC., a Delaware corporation

By:	/s/ Stephen Robertson

Name:	Stephen Robertson
Title:	Chief Financial Officer

DEALCLOUD, INC., a Delaware corporation

By:	/s/ Stephen Robertson

Name:	Stephen Robertson
Title:	Secretary

SIGNATURE PAGE TO

CREDIT AGREEMENT

GOLUB CAPITAL LLC, as Agent

By:	/s/ Robert G. Tuchscherer

Name:	Robert G. Tuchscherer
Title:	Managing Director

GOLUB CAPITAL BDC CLO 2014 LLC, as a Lender

By:	GC Advisors LLC, its Collateral Manager

By:	/s/ Robert G. Tuchscherer

Name:	Robert G. Tuchscherer
Title:	Managing Director

GOLUB CAPITAL BDC HOLDINGS LLC, as a Lender

By:	GC Advisors LLC, its Manager

By:	/s/ Robert G. Tuchscherer

Name:	Robert G. Tuchscherer
Title:	Managing Director

GC FINANCE OPERATIONS LLC, as a Lender

By: GC Advisors LLC, its Manager

By:	/s/ Robert G. Tuchscherer

Name:	Robert G. Tuchscherer
Title:	Managing Director

SIGNATURE PAGE TO

CREDIT AGREEMENT

GC SBIC IV, L.P.,
as a Lender

By:	GC SBIC IV - GP, LLC, its General Partner

By:	/s/ Gregory W. Cashman

Name:	Gregory W. Cashman
Title:	Manager

GOLUB CAPITAL BDC 2010-1 LLC,
as a Lender

By:	GC Advisors LLC, as Warehouse Collateral Manager

By:	/s/ Robert G. Tuchscherer

Name:	Robert G. Tuchscherer
Title:	Managing Director

GCIC HOLDINGS LLC,
as a Lender

By:	Golub Capital Investment Corporation, its sole member
By:	GC Advisors LLC, its Manager

By:	/s/ Robert G. Tuchscherer

Name:	Robert G. Tuchscherer
Title:	Managing Director

SIGNATURE PAGE TO

CREDIT AGREEMENT

GC SBIC IV, L.P., as a Lender

By:	GC SBIC IV - GP, LLC, its General Partner

By:	/s/ Gregory W. Cashman

Name:	Gregory W. Cashman
Title:	Manager

GOLUB CAPITAL BDC 2010-1 LLC, as a Lender

By:	GC Advisors LLC, as Warehouse Collateral Manager

By:	/s/ Robert G. Tuchscherer

Name:	Robert G. Tuchscherer
Title:	Managing Director

GCIC HOLDINGS LLC, as a Lender

By:	Golub Capital Investment Corporation, its sole member

By:	GC Advisors LLC, its Manager

By:	/s/ Robert G. Tuchscherer

Name:	Robert G. Tuchscherer
Title:	Managing Director

SIGNATURE PAGE TO

CREDIT AGREEMENT

GBDC 3 HOLDINGS LLC, as a Lender

By:	Golub Capital BDC 3, Inc., its sole member
By:	GC Advisors LLC, its Manager

By:	/s/ Robert G. Tuchscherer

Name:	Robert G. Tuchscherer
Title:	Managing Director

GOLUB CAPITAL FINANCE FUNDING III, LLC, as a Lender

By:	GC Advisors LLC, its Manager

By:	/s/ Robert G. Tuchscherer

Name:	Robert G. Tuchscherer
Title:	Managing Director

SIGNATURE PAGE TO

CREDIT AGREEMENT

TDL LENDING, LLC, SERIES 7, as a Lender

By:	/s/ Steven Pluss

Name:	Steven Pluss
Title:	Vice President

TC LENDING, LLC, as a Lender

By:	/s/ Joshua Easterly

Name:	Joshua Easterly
Title:	Chief Executive Officer

SIGNATURE PAGE TO

CREDIT AGREEMENT

TDL LENDING, LLC, SERIES 7, as a Lender

By:	/s/ Steven Pluss

Name:	Steven Pluss
Title:	Vice President

TC LENDING, LLC, as a Lender

By:	/s/ Joshua Easterly

Name:	Joshua Easterly
Title:	Chief Executive Officer

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXHIBIT A

FORM OF NOTICE OF ADVANCE

dated as of                 ,

Integration Appliance, Inc., a Delaware corporation (the “Borrower”), by the undersigned duly authorized officer, hereby certifies to Golub Capital LLC, as administrative agent (“Agent”) for the Lenders named in that certain Amended and Restated Credit Agreement dated as of August 13, 2018 by and among the Borrower, the other Loan Parties signatory thereto, Golub Capital LLC, as Agent for the Lenders, and the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; all capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement), in accordance therewith and other Loan Documents that:

I. Borrowing Notice

A. In accordance with Sections 2.3(a) and 3.2 of the Credit Agreement, Borrower hereby irrevocably requests from Revolving Lenders an Advance pursuant to the Credit Agreement in the aggregate principal amount of $                 (“Requested Advance”) to be made on                 ,         (the “Borrowing Date”), which day is a Business Day.

B. Immediately after giving effect to the Requested Advance, the aggregate amount of Advances outstanding shall not exceed at any time the Maximum Revolver Amount.

C. Pursuant to Section 2.3(a) of the Credit Agreement, Borrower hereby irrevocably requests that the Requested Advance be made as [an Index Rate Loan] [a LIBOR Rate Loan having an initial LIBOR Period of [1][2][3][6][12]1 months.]

II. Certifications

The Borrower further certifies that: (a) the certifications, representations, calculations and statements herein on the Borrowing Date will be true and correct and (b) all conditions and provisions set forth in Section 3.2 of the Credit Agreement are or will be as of the Borrowing Date, fully satisfied.

[1]	May select a 6 or 12 month LIBOR Period only to the extent available to all Lenders.

Exhibit A – Page 1

IN WITNESS WHEREOF, the undersigned has caused this notice of advance to be executed as of the day first written above.

INTEGRATION APPLIANCE, INC.

By:
Name:
Title:

Exhibit A – Page 2

EXHIBIT B

FORM OF NOTICE OF CONVERSION/CONTINUATION

This Notice is delivered in connection with that certain Amended and Restated Credit Agreement dated as of August 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Integration Appliance, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties signatory thereto, the lenders signatory thereto (the “Lenders”), Golub Capital LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, “Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned                                         , in [his/her capacity] as                                         of the Borrower, hereby gives Agent irrevocable notice, pursuant to Section 2.12(a) of the Credit Agreement, of its request to: [Select A or B with appropriate insertions and deletions]

[A: convert $                     in principal amount of presently outstanding [Term Loans] [and] [Advances] that are [Index Rate][LIBOR Rate] Loans [having a LIBOR Period that expires on                 ,        ] to [Index Rate][LIBOR Rate] Loans on                 ,        . [The initial LIBOR Period for such LIBOR Rate Loans is requested to be a [1][2][3][6][12]2 month period.]]

[B: continue as LIBOR Rate Loans $                     in principal amount of presently outstanding [Term Loans][and] [Advances] having a LIBOR Period that expires on                ,        . The LIBOR Period for such LIBOR Rate Loans commencing on                 ,        is requested to be a [1][2][3][6][12]3 month period.]]

[For Conversions to or Continuations of LIBOR Rate Loans: The undersigned hereby certifies that as of the date of the proposed [Conversion][Continuation] no Event of Default has occurred and is continuing under the Credit Agreement.]

[Signature Page to Follow]

[2]	May select a 6 or 12 month LIBOR Period only to the extent available to all Lenders
[3]	May select a 6 or 12 month LIBOR Period only to the extent available to all Lenders

Exhibit B – Page 1

INTEGRATION APPLIANCE, INC.

By:
Name:
Title:

Exhibit B – Page 2

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]4]

3. Borrower:	Integration Appliance, Inc., a Delaware corporation

4. Agent:	Golub Capital LLC, as administrative agent

5. Credit Agreement:	Amended and Restated Credit Agreement, dated as of August 13, 2018, among Integration Appliance, Inc., as Borrower, the other Loan Parties signatory thereto, the Lenders party thereto and Golub Capital LLC, as Agent (as amended, restated, supplemented or otherwise modified)

[4]	Select as applicable.

Exhibit C – Page 1

6.	Assigned Interest:

Facility Assigned[5]	Aggregate Amount of Revolver Commitment/ Term Loan for all Lenders[3]	Aggregate Amount of each Facility Outstanding	Amount of Revolver Commitment/ Term Loan Assigned[6]	Percentage Assigned of Revolver Commitment/ Term Loan [7]
	$		$	%
	$		$	%
	$		$	%

[7. Trade Date:	][8]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolver Commitment” or “Term Loan”)
[6]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[8]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit C – Page 2

Effective Date:                 , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

GOLUB CAPITAL LLC, as Agent

By:
Name:
Title:

[Accepted and agreed[9]:

INTEGRATED APPLIANCE, INC, as Borrower

By:
Name:
Title: ]

[9]	To be included only if required by Section 13.1 of the Credit Agreement

Exhibit C – Page 3

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF AUGUST 13, 2018,

AMONG INTEGRATION APPLIANCE, INC., AS BORROWER, THE OTHER LOAN

PARTIES SIGNATORY THERETO, THE LENDERS PARTY THERETO AND GOLUB

CAPITAL LLC, AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement) and is not a Competitor, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a foreign lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit C – Page 4

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy, facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C – Page 5

EXHIBIT D

COMPLIANCE CERTIFICATE

LEGALAPP HOLDINGS, INC.

Date:                     ,

This certificate (“Certificate”) is given by                     , the [Chief Executive Officer / Chief Financial Officer] of LegalApp Holdings, Inc. (“Parent”), pursuant to Section 5.1 of that certain Amended and Restated Credit Agreement, dated as of August 13, 2018, by and among Parent, Integration Appliance, Inc., as Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Golub Capital LLC, as Agent for the Lenders (as such credit agreement is amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings assigned thereto in the Credit Agreement.

The undersigned, in [his][her] capacity as an officer of Parent and not in an individual capacity, hereby certifies to Agent and the Lenders as follows:

(a) the financial statements delivered together with this Certificate pursuant to clause (c) or clause (f), as applicable, of Schedule 5.1 to the Credit Agreement fairly present in all material respects the results of operations and financial condition of the Loan Parties and their Subsidiaries as of the dates and for the accounting period covered by such financial statements;

(b) I have reviewed the terms of the Credit Agreement and have conducted, or caused to be conducted under my supervision, a review in reasonable detail of the activities and conditions of the Loan Parties and their Subsidiaries during the period covered by such financial statements;

(c) I have no knowledge of the existence of any Default or Event of Default, except as specified in Annex 1 hereto (which, if applicable, includes a description of the nature and period of existence of such Default or Event of Default and what actions the Loan Parties are undertaking and propose to take with respect thereto);

(d) the Loan Parties are in compliance with the applicable financial covenants contained in Section 7.1 of the Credit Agreement for the applicable period being measured pursuant to the terms thereof (in each case, the “Measurement Period”), as demonstrated by the calculation of such financial covenants attached hereto, except as otherwise expressly indicated herein;

(e) [set forth on Schedule I attached hereto is a correct calculation of Excess Cash Flow for the Fiscal Year ended prepayment of                     , 20         and a correct calculation of the required $            ;]10

[10]	Drafting Note: To be included only for Compliance Certificate delivery pursuant to Schedule 5.1(f).

Exhibit D – Page 6

(f) set forth on Schedule II attached hereto are updated Schedules 4.1(c), 4.6(a), 4.6(b), 4.6(c), 4.13(b), 4.13(c) and 4.15.

[Signature page follows]

Exhibit D – Page 7

IN WITNESS WHEREOF, the undersigned [Chief Executive Officer / Chief Financial Officer] of LegalApp Holdings, Inc. has executed and delivered this certificate as of the date first written above.

By:
Name:
Title:

Exhibit D – Page 8

RECURRING REVENUE LEVERAGE RATIO11

(SECTION 7.1(a))

Total Indebtedness for the applicable Measurement Period equals all Indebtedness of the Parent and its Subsidiaries, on a consolidated basis	$

Recurring Revenue of Parent and its Subsidiaries for the three (3) consecutive month period ending on the last day of the applicable Measurement Period multiplied by four (4)	$

Recurring Revenue Leverage Ratio for the applicable Measurement Period		to 1.0

Maximum Permitted Recurring Revenue Leverage Ratio for the Measurement Period		to 1.0

In Compliance		Yes/No

[11]	NTD: To be included prior to the effective date of the Conversion Option

Exhibit D – Page 9

LIQUIDITY12

(SECTION 7.1(b))

Liquidity (i.e., the sum of (x) Qualified Cash of the Loan Parties and (y) the amount of Advances available to be drawn by the Borrower) as of the last day of the Measurement Period	$

Minimum Liquidity as of the last day of the Measurement Period		$8,500,000

In Compliance		Yes/No

[12]	NTD: To be included prior to the effective date of the Conversion Option.

Exhibit D – Page 10

TOTAL LEVERAGE RATIO13

(Section 7.1(c))

	Total Indebtedness for the applicable Measurement Period equals all Indebtedness of the Parent and its Subsidiaries, on a consolidated basis	$

Adjusted EBITDA:

	EBITDA for the 12-month period ending on the last day of the applicable Measurement Period (calculated below)	$

Plus:	Pro Forma EBITDA (as defined below) for the Measurement Period for each Permitted Acquisition

Permitted Acquisition #1:
Permitted Acquisition #2:
[additional line items, as applicable]

	Adjusted EBITDA	$

	Total Leverage Ratio (ratio of (a) Total Indebtedness to (b) Adjusted EBITDA for the 12-month period ending on the last day of the applicable Measurement Period)		to 1.0

	Maximum Permitted Total Leverage Ratio for the Measurement Period		to 1.0

	In Compliance		Yes/No

“Pro Forma EBITDA” means (i) EBITDA (calculated as set forth below) attributable to each Permitted Acquisition (with such pro forma adjustments as are reasonably acceptable to the Required Lenders based upon data presented to the Required Lenders to their reasonable satisfaction) consummated during the Measurement Period calculated solely for a number of months immediately preceding the consummation of the applicable Permitted Acquisition, which number equals twelve (12) minus the number of months following the consummation of the applicable Permitted Acquisition for which financial statements of the Loan Parties have been delivered to Agent pursuant to Section 5.1 of the Credit Agreement, and (ii) for purposes of determining compliance with Section 6.11 of the Credit Agreement, EBITDA (calculated as set forth below) of the Target in the applicable Permitted Acquisition (adjusted with such pro forma adjustments as are reasonably acceptable to the Required Lenders based upon data presented to the Required Lenders to their reasonable satisfaction) calculated for the twelve (12) months immediately preceding the consummation of the proposed Permitted Acquisition.

[13]	NTD: To be included on and after the effective date of the Conversion Option.

Exhibit D – Page 11

Adjusted EBITDA14

EBITDA for the applicable Measurement Period is defined as follows:

Consolidated net income (or loss) for the Measurement Period of the Loan Parties and their Subsidiaries, but excluding: (1) the income (or deficit) of any Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, any Loan Party; (2) the income (or deficit) of any Person (other than a Loan Party) in which a Loan Party has an ownership interest, except to the extent any such income has actually been received by such Loan Party in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary (including without limitation any Foreign Subsidiary) of a Loan Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation, requirement of law or other legal restriction applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up or write-down of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain or loss arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of a Loan Party; (8) in the case of a successor to a Loan Party by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of a Loan Party at the date of acquisition of such Subsidiary over the cost to such Loan Party of the investment in such Subsidiary

$

Plus (in each case to the extent deducted in the determination of consolidated net income (or loss) for the Measurement Period):

Any provision for (or less any benefit, including income tax credits, from) income taxes

Interest expense

Amortization and depreciation

[14]

NTD: Prior to the effective date of the Conversion Option, Adjusted EBITDA shall be calculated in a manner consistent with the Borrower’s historical practice. On and after the effective date of the Conversion Option, Adjusted EBITDA shall be calculated as set forth herein (including, for the avoidance of doubt, for purposes of demonstrating satisfaction of the conditions to the election of the Conversion Option set forth in Section 7.1(d) of the Credit Agreement.)

Exhibit D – Page 12

Other non-cash losses or expenses, excluding any non-cash loss or expense that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period

Management fees under the Management Agreement not in excess of amounts permitted to be paid pursuant to the terms of the Credit Agreement

Expenses that are actually reimbursed in cash by a third party (and not a Loan Party or one of its Affiliates) during such Measurement Period

Reasonable expenses and fees incurred during the Measurement Period in connection with the negotiation, execution and delivery on the Restatement Date of the Loan Documents and the Restatement Date Acquisition Documents

Extraordinary losses (as defined by GAAP as in effect prior to FASB Update No. 2015-01), net of related tax effects

The net amount, if any, of the difference between (to the extent the amount in the following clause (A) exceeds the amount in the following clause (B)): (A) the short-term deferred revenue of such Person and its Subsidiaries as of the last day of such period (the “Determination Date”) and (B) the short-term deferred revenue of such Person and its Subsidiaries as of the date that is 12 months prior to the Determination Date, in each case, calculated without giving effect to adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) related to the application of recapitalization accounting or acquisition accounting

Less (in each case (other than capitalized software development costs) to the extent included or added in the determination of consolidated net income (or loss) for the Measurement Period):

income tax credits

interest income

extraordinary gains (as defined by GAAP as in effect prior to FASB Update No. 2015-01) for such period any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by a Loan Party (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities)

any other non-cash income or gains

software development costs to the extent capitalized during the Measurement Period

Exhibit D – Page 13

the net amount, if any, of the difference between (to the extent the amount in the following clause (B) exceeds the amount in the following clause (A)): (A) the short-term deferred revenue of such Person and its Subsidiaries as of the Determination Date and (B) the short-term deferred revenue of such Person and its Subsidiaries as of the date that is 12 months prior to the Determination Date, in each case, calculated without giving effect to adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) related to the application of recapitalization accounting or acquisition accounting

EBITDA for the Measurement Period	$

Exhibit D – Page 14

Schedule I

Excess Cash Flow Calculation

Excess Cash Flow is calculated as follows:

EBITDA of the Loan Parties and their Subsidiaries on a consolidated basis for the relevant period		$

Plus:	decreases in Working Capital	$

Plus:	interest income received in cash for such period to the extent deducted from net income in the calculation of EBITDA	$

Plus:	extraordinary gains (as defined by GAAP as in effect prior to FASB Update No. 2015-01) for such period which are cash items deducted from net income in the calculation of EBITDA	$

Less:	Capital Expenditures for such period paid in cash (other than Capital Expenditures financed with the proceeds of Indebtedness (Indebtedness, for this purpose, does not include fundings of Advances) or proceeds from the issuance, sale or contribution of any common or Permitted Preferred Stock of Parent)	$

Less:	increases in Working Capital	$

Less:	Interest Expense paid in cash for such period, determined in accordance with GAAP	$

Less:	scheduled principal payments paid in cash in respect of Indebtedness for such period	$

Less:	extraordinary losses (as defined by GAAP as in effect prior to FASB Update No. 2015-01) for such period which are cash items added back to net income in the calculation of EBITDA	$

Less:	income taxes paid in cash during such period	$

Less:	management fees paid in cash to Sponsor under the Management Agreement during such period to the extent not prohibited by the terms of the Credit Agreement and added back to net income in the calculation of EBITDA	$

Excess Cash Flow		$

Exhibit D – Page 15

Prepayment percent		[50%/25%/0%]	*

Excess Cash Flow x Prepayment percentage	$

Less:   voluntary prepayments of Advances pursuant to Section 2.4(d)(i), so long as accompanied by a corresponding permanent reduction in Revolver Commitments, and voluntary prepayments of Term Loans pursuant to Section 2.4(d)(ii).

$

Prepayment amount	$

*

[(1) with respect to any fiscal year ending prior to the effective date of the Conversion Option: use 50% if Recurring Revenue Leverage Ratio as of the last day of such fiscal year is greater than 1.50 to 1.00 or use 25% if Recurring Revenue Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.50 to 1.00 but greater than or equal to 1.00 to 1.00 or use 0% if Recurring Revenue Leverage Ratio as of the last day of such fiscal year is less than 1.00 to 1.00 and (2) with respect to any fiscal year ending after the effective date of the Conversion Option: use 50% if Total Leverage Ratio as of the last day of such fiscal year is greater than 5.50 to 1.00 or use 25% if Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 5.50 to 1.00 but greater than or equal to 4.50 to 1.00 or use 0% if Total Leverage Ratio as of the last day of such fiscal year is less than 4.50 to 1.00.

Exhibit D – Page 16

Decrease (increase) in Working Capital, for the purposes of the calculation of Excess Cash Flow, means the following:

	Beg. Of Period[15]	End of Period

Current assets:	$	$

Less (in each case to the extent included above as current assets):

cash

cash equivalents

debts due from Affiliates

deferred tax assets

Adjusted current assets	$	$

Current liabilities:	$	$

Less (in each case to the extent included above as current liabilities):

current portion of Indebtedness

deferred tax liabilities

short-term deferred revenue

Adjusted current liabilities	$	$

Working Capital (adjusted current assets minus adjusted current liabilities)	$	$

Decrease (Increase) in Working Capital (beginning of period minus end of period Working Capital)		$

[15]

If a Permitted Acquisition occurs during a particular measurement period, then the Working Capital at the beginning of such period shall be recalculated by Borrower (in a manner reasonably acceptable to Administrative Agent) on a pro forma basis to include Working Capital of the Target.

Exhibit D – Page 17

Schedule II

Updated Schedules

[Include updates to Schedules 4.1(c), 4.6(a), 4.6(b), 4.6(c), 4.13(b), 4.13(c) and 4.15]

Exhibit D – Page 18

ANNEX 1 to

Compliance Certificate

Existing Defaults or Events of Default

[To be completed by Parent, if applicable]

Exhibit D – Page 19

EXHIBIT E-1

FORM OF REVOLVING NOTE

REVOLVING NOTE

$	New York, NY
, 20

FOR VALUE RECEIVED, the undersigned, Integration Appliance, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay                      to (together with its successors and assigns, the “Holder”) at the times, in the amounts and at the address set forth in the Amended and Restated Credit Agreement dated as of August 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Loan Parties signatory thereto, the Holder, the other lenders signatory thereto (the Holder and the other lenders signatory thereto are collectively referred to herein as “Lenders”), and Golub Capital LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, “Agent”), the lesser of (i) the principal amount of                      ($            ) and (ii) the aggregate outstanding principal amount of Advances made by the Holder to the Borrower according to the terms of Section 2.1(a) of the Credit Agreement, as conclusively evidenced (absent manifest error) by the Register, the Loan Account and/or written endorsement with respect thereto by any officer of the Holder on the Schedule hereto annexed. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower further promises to pay interest at such address, in like money, from the date hereof on the outstanding principal amount owing hereunder from time to time, at the applicable rate per annum set forth in Section 2.6 of the Credit Agreement. Interest shall be payable in arrears and calculated as set forth in Section 2.6 of the Credit Agreement. In no event shall interest hereunder exceed the maximum rate permitted under applicable law.

This note is a “Revolving Note” referred to in the Credit Agreement, and is subject to the terms and conditions set forth therein, which terms and conditions are incorporated herein by reference. This Revolving Note evidences all Advances made by the Holder thereunder.

All payments of principal and interest shall be made in Dollars in immediately available funds as specified in the Credit Agreement. Amounts outstanding under this Revolving Note may be repaid and reborrowed as provided in the Credit Agreement.

Upon the occurrence and during the continuance of any Event of Default, all amounts then remaining unpaid on this Revolving Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

Exhibit E-1 – Page 1

Except as otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the execution, delivery, acceptance, performance, default or enforcement of this Revolving Note.

This Revolving Note is secured by liens on and security interests in certain property of the Borrower and the other Loan Parties that have been granted to the Agent, for itself and the benefit of the other Secured Parties, pursuant to certain other Loan Documents. Reference is hereby made to such certain other Loan Documents for a description of the Collateral securing this Revolving Note, the terms and conditions upon which such liens and security interests were granted and the rights of the holder of this Revolving Note in respect thereof.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, CITY OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS REVOLVING NOTE IN ACCORDANCE WITH THE TERMS OF SECTION 12 OF THE CREDIT AGREEMENT.

[Remainder of page intentionally left blank; signature page follows]

Exhibit E-1 – Page 2

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed and delivered on the date set forth above by the duly authorized representative of the Borrower.

INTEGRATION APPLIANCE, INC.

By:
Name:
Title:

Exhibit E-1 – Page 3

SCHEDULE

BORROWINGS AND PAYMENTS

PRINCIPAL AMOUNT	DATE OF DISBURSEMENT	AMOUNT OF REPAYMENT/ PREPAYMENT	DATE OF REPAYMENT/ PREPAYMENT	NOTATION MADE BY

Exhibit E-1 – Page 4

EXHIBIT E-2

FORM OF TERM NOTE

TERM NOTE

$	New York, NY
, 20

FOR VALUE RECEIVED, the undersigned, Integration Appliance, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay                      to (together with its successors and assigns, the “Holder”) at the times, in the amounts and at the address set forth in the Amended and Restated Credit Agreement dated as of August 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Loan Parties signatory thereto, the Holder, the other lenders signatory thereto (the Holder and the other lenders signatory thereto are collectively referred to herein as “Lenders”), and Golub Capital LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, “Agent”), the lesser of (i) the principal amount of                      ($            ) and (ii) the aggregate outstanding principal amount of the Term Loan made by the Holder to the Borrower according to the terms of Section 2.2 of the Credit Agreement, as conclusively evidenced (absent manifest error) by the Register, the Loan Account and/or written endorsement with respect thereto by any officer of the Holder on the Schedule hereto annexed. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower further promises to pay interest at such address, in like money, from the date hereof on the outstanding principal amount owing hereunder from time to time, at the applicable rate per annum set forth in Section 2.6 of the Credit Agreement. Interest shall be payable in arrears and calculated as set forth in Section 2.6 of the Credit Agreement. In no event shall interest hereunder exceed the maximum rate permitted under applicable law.

This note is a “Term Note” referred to in the Credit Agreement, and is subject to the terms and conditions set forth therein, which terms and conditions are incorporated herein by reference. This Term Note evidences the Term Loan made by the Holder thereunder.

All payments of principal and interest shall be made in Dollars in immediately available funds as specified in the Credit Agreement. Amounts remaining unpaid on this Term Note may be prepaid as provided in the Credit Agreement. Amounts repaid or prepaid hereunder shall not be reborrowed.

Upon the occurrence and during the continuance of any Event of Default, all amounts then remaining unpaid on this Term Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

Except as otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the execution, delivery, acceptance, performance, default or enforcement of this Term Note.

Exhibit E-2 – Page 1

This Term Note is secured by liens on and security interests in certain property of the Borrower and the other Loan Parties that have been granted to the Agent, for itself and the benefit of the other Secured Parties, pursuant to certain other Loan Documents. Reference is hereby made to such certain other Loan Documents for a description of the Collateral securing this Term Note, the terms and conditions upon which such liens and security interests were granted and the rights of the holder of this Term Note in respect thereof.

THIS TERM NOTE SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, CITY OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS TERM NOTE IN ACCORDANCE WITH THE TERMS OF SECTION 12 OF THE CREDIT AGREEMENT.

[Remainder of page intentionally left blank; signature page follows]

Exhibit E-2 – Page 2

IN WITNESS WHEREOF, the Borrower has caused this Term Note to be duly executed and delivered on the date set forth above by the duly authorized representative of the Borrower.

INTEGRATION APPLIANCE, INC.

By:
Name:
Title:

Exhibit E-2 – Page 3

SCHEDULE

BORROWINGS AND PAYMENTS

PRINCIPAL AMOUNT	DATE OF DISBURSEMENT	AMOUNT OF REPAYMENT/ PREPAYMENT	DATE OF REPAYMENT/ PREPAYMENT	NOTATION MADE BY

Exhibit E-1 – Page 4

EXHIBIT F

FORM OF CONSENT TO COLLATERAL ACCESS

                    , 20

TO:	Golub Capital LLC, as Administrative Agent

666 Fifth Avenue, 18th Floor

New York, New York 10103

Attn: Account Officer – Integration Appliance, Inc.

                                 , a                                  (“Tenant”), and the undersigned (“Landlord”) are parties to that certain lease dated                     , 20    , a copy of which is attached hereto as Exhibit A (as amended, restated or otherwise modified and in effect from time to time, the “Lease”), demising the premises located at                                  ( the “Leased Premises”) to Tenant.

Tenant and certain of Tenant’s affiliates have entered into or intend to enter into certain financing arrangements with Golub Capital LLC, a Delaware limited liability company (“Golub”), and certain lenders for which Golub acts as administrative agent, evidenced by, inter alia, an Amended and Restated Credit Agreement (as amended, restated or otherwise modified and in effect from time to time, the “Credit Agreement”) dated on or about August 13, 2018 by and among Tenant, the other Loan Parties party thereto, Golub, as administrative agent (“Administrative Agent”) for the lenders party thereto, and such lenders (the “Lenders”). As a condition precedent to the Lenders extending the loans and other financial accommodations to the Tenant and/or its affiliates, Administrative Agent and the Lenders require, among other things, that Tenant deliver this Landlord Consent to Collateral Access (this “Consent”).

To induce Administrative Agent, the Lenders and Tenant to enter into said financing arrangements, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Landlord hereby agrees that:

1. As of the date hereof, the Lease is valid and is in full force and effect and to Landlord’s knowledge has not been assigned, modified, supplemented or amended in any way and represents the entire agreement between the parties thereto.

2. Neither Landlord nor, to the knowledge of Landlord, Tenant, is in default under the terms of the Lease and no event has occurred which with the giving of notice or the passage of time would constitute a default under the Lease.

3. Tenant is in possession of the Leased Premises and Tenant is the current holder of the leasehold estate created under the Lease.

4. No assets of Tenant (including, without limitation, equipment and trade fixtures but excluding building fixtures such as heating, ventilation and air conditioning systems, carpeting and installed lighting) located on or about the Leased Premises will be deemed by Landlord to constitute a part of the Leased Premises.

5. Landlord will not assert, and therefore waives, any liens, whether granted by the Lease, statute or otherwise (including, without limitation, rights of levy or distraint for rent), against the property of Tenant located on the Leased Premises, including, without limitation, Tenant’s machinery, equipment, furniture, trade fixtures, inventory and all additions, replacements or substitutions therefor (collectively, “Tenant’s Property”).

6. Administrative Agent may, at no expense to Landlord and in accordance with the terms of the Credit Agreement and other loan documents, enter onto the Leased Premises at any time or times during the term of the Lease and also during the Disposition Period (as defined below), and take possession of, sever, or remove Tenant’s Property or any part thereof and said Tenant’s Property upon severance and/or removal may be sold, transferred or otherwise disposed of free and discharged of all liens, claims, demands, rights or interests of Landlord. In such event, Administrative Agent agrees to pay for repairs for any damage to the Leased Premises caused by Administrative Agent or its agents. Notwithstanding the foregoing, (i) Administrative Agent shall not be deemed to have assumed any other obligations or liabilities of Tenant under the Lease by so electing to occupy the Leased Premises and (ii) Administrative Agent shall not have any duty or obligation to remove or dispose of all or any part of Tenant’s Property left on the Leased Premises by Tenant.

7. Upon a termination of the Lease, Landlord will permit the Administrative Agent to occupy and remain on the Leased Premises; provided, that (a) such period of occupation (the “Disposition Period”) shall not exceed up to sixty (60) days following receipt by the Administrative Agent from Landlord of a notice of termination of the Lease, whether as a result of a default by Tenant thereunder or otherwise, or, if the Lease has expired by its own terms (absent a default thereunder), up to sixty (60) days following the Administrative Agent’s receipt of written notice of such expiration, (b) for the actual period of occupancy by the Administrative Agent, to the extent not otherwise paid by Tenant and without duplication thereof, the Administrative Agent will pay to Landlord all base rent due under the Lease pro rated on a per diem basis determined on a 30-day month, shall maintain the Leased Premises in good repair, and shall provide and retain liability and property insurance coverage, electricity and heat to the extent required by the Lease, and (c) such amounts paid by the Administrative Agent to Landlord shall exclude any rent adjustments, indemnity payments or similar amounts for which the Tenant remains liable under the Lease for default, holdover status or other similar charges. During any Disposition Period, the Administrative Agent shall make the Leased Premises available for inspection by Landlord and prospective tenants and shall cooperate in Landlord’s reasonable efforts to re-lease the Leased Premises.

8. Landlord: (a) will give copies of all notices of default sent to Tenant under the Lease to Administrative Agent at:

Golub Capital LLC

666 Fifth Avenue, 18th Floor

New York, New York 10103

Attn: Account Officer – Integration Appliance, Inc.

Fax: (212) 750-3756

or to such other address as Administrative Agent may designate from time to time by notice given to Landlord at the address set forth after its signature hereto and (b) prior to exercising any of Landlord’s rights and remedies under the Lease or at law or in equity to terminate the Lease or otherwise dispossess Tenant from the Leased Premises, Administrative Agent shall have the right (but not the obligation) to cure or cause to be cured such default within the following time periods from and after receipt by Administrative Agent of notice of such default from Landlord: ten (10) days with respect to monetary defaults and thirty (30) days with respect to non-monetary defaults after the period of time granted to Tenant to cure such defaults under the terms of the Lease.

9. Any acquisition or transfer of any interest in the stock of Tenant due to the exercise of remedies by Administrative Agent shall not create a default under, or require Landlord’s consent under, any applicable provisions of the Lease, if any, and shall be fully effective notwithstanding any provision to the contrary contained in the Lease.

10. Landlord agrees to disclose this Consent to any purchaser or successor to Landlord’s interest in the Leased Premises.

11. The statements and agreements contained herein shall be binding upon, and shall inure to the benefit of, Administrative Agent, Lenders, Tenant, Landlord, mortgagees of the Leased Premises and the successors and assigns of all of the foregoing.

12. This Consent shall terminate automatically upon the payment and satisfaction in full of Tenant’s obligations and liabilities under the Credit Agreement and termination of all commitments to lend thereunder.

13. This Consent may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Consent by telecopy of other electronic transmission shall be effective as delivery of a manually executed counterpart of this Consent.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the date first written above.

LANDLORD:

By:
Name:
Title:

LANDLORD’S ADDRESS:

Facsimile No.:

EXHIBIT A

LEASE

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF INTEGRATION APPLIANCE, INC., AS BORROWER, AND NOT IN A PERSONAL CAPACITY AS FOLLOWS:

1. I am the chief financial officer of INTEGRATION APPLIANCE, INC., a Delaware corporation (“Borrower”).

2. Reference is made to that certain Amended and Restated Credit Agreement, dated as of August 13, 2018 (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, LEGALAPP HOLDINGS, INC., a Delaware corporation (“Holdings”), the Lenders party thereto, GOLUB CAPITAL LLC, as administrative agent for the Lenders.

3. I certify on behalf of Borrower and not in a personal capacity that to my knowledge as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Loan Documents, at fair valuations, the sum of the Loan Parties’ assets, taken as a whole, is greater than the sum of all of the Loan Parties’ debts, taken as a whole.

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on behalf of the Loan Parties as of the date first written above.

INTEGRATION APPLIANCE, INC.,
a Delaware corporation

By:
Name:
Title:

SCHEDULE 1.1

Definitions

As used in the Agreement, the following terms shall have the following definitions:

“Acceleration Event” means the occurrence of an Event of Default (i) in respect of which all or any portion of the Obligations have become or been declared to be immediately due and payable pursuant to Section 9.1(a), (ii) in respect of which all or any portion of the Revolver Commitments has been suspended or terminated pursuant to Section 9.1(b) and/or (iii) pursuant to either of Section 8.4 and/or Section 8.5.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Business” means DealCloud, Inc., a Delaware corporation, and its subsidiaries.

“Acquired Indebtedness” means Indebtedness of a Person who becomes a Subsidiary or attaching to assets acquired by Parent or any of its Subsidiaries in a Permitted Acquisition, provided that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease, or other Indebtedness (other than an asset based loan), which after giving effect to such Permitted Acquisition, is non-recourse to the Borrower or any of its Subsidiaries (other than any such Person that so becomes a Subsidiary) and (b) existed prior to the date of such Permitted Acquisition and was not incurred in connection with, or in contemplation of such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Additional Lender” shall have the meaning assigned to it in Section 2.2(b)(iii).

“Adjusted EBITDA” shall be calculated as set forth on the Compliance Certificate.

“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

SCHEDULE 1.1 – PAGE 1

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent Fee Letter” means that certain fee letter between Borrower and Agent dated as of August 7, 2018.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A.

“Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Appendices” has the meaning specified in the Recitals.

“Applicable Prepayment Premium” means (a) for the period from and after the Restatement Date and prior to the first anniversary of the Restatement Date, two percent (2%) of the principal amount of the Term Loan prepaid (or deemed paid in the case of an acceleration of the Term Loan) on the date of prepayment (or deemed payment in the case of an acceleration of the Term Loan), (b) for the period from and after the first anniversary of the Restatement Date and prior to the second anniversary of the Restatement Date, one percent (1%) of the principal amount of the Term Loan prepaid (or deemed paid in the case of an acceleration of the Term Loan) on the date of prepayment (or deemed payment in the case of an acceleration of the Term Loan), and (c) from and after the second anniversary of the Restatement Date, with respect to the Term Loan so prepaid, $0.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit C.

SCHEDULE 1.1 – PAGE 2

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Rate Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances (or the foreign equivalent) maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Euros and Sterling and (i) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (h) above.

SCHEDULE 1.1 – PAGE 3

“Casualty Proceeds” means (i) the aggregate insurance proceeds received in cash in connection with one or more related events under any property insurance policy or business interruption insurance policy or (ii) any award or other compensation received in cash with respect to any eminent domain, condemnation of property, taking of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation), in each case, less (a) any out-of-pocket fees, costs and expenses incurred by any Loan Party or any Subsidiary in connection therewith, (b) the amount of any Indebtedness secured by a Lien on the related asset and discharged from the proceeds of such event, and (c) any taxes paid or reasonably estimated by any applicable Loan Party or Subsidiary to be payable by such Person as a consequence of such event.

“CFC” means a controlled foreign corporation (as that term is defined in Section 957 of the IRC).

“Change of Control” means that:

(a) the Equity Sponsor fails to own and control, directly or indirectly, 50.1%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors,

(b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or

(c) Parent fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the Pension Benefit Guaranty Corporation at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party or any of its Subsidiaries, (d) the ownership or use of any properties or other assets of or by any Loan Party or any of its Subsidiaries, or (e) any other aspect of the business of any Loan Party or any of its Subsidiaries.

“Closing Date” means September 30, 2013.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” has the meaning specified therefor in the Security Agreement.

SCHEDULE 1.1 – PAGE 4

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, substantially in the form of Exhibit F (or such other form that is satisfactory to Agent in its sole discretion).

“Collateral Documents” means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Loan Parties or any other Person provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of Lenders and other Secured Parties, including, without limitation, the Security Agreement, the Controlled Account Agreements, the Control Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement and any mortgages, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment, its Initial Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Initial Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. For the avoidance of doubt, Commitments shall include Incremental Term Loan Commitments to the extent provided in Section 2.2(b).

“Commitment Termination Date” means the earliest of (a) August 13, 2023, (b) the date of termination of Revolving Lenders’ obligations to make Advances or permit existing Advances to remain outstanding pursuant to Section 9.1(b), and (c) the date of prepayment in full by Borrower of the Advances, and the permanent reduction of the Revolver Commitment to zero Dollars ($0), in accordance with the provisions of Section 2.3(a).

“Competitor” means (i) any Person that has been specifically identified by name in writing by the Equity Sponsor and approved by Agent as constituting a “Competitor” prior to the Restatement Date, (ii) any Person that has been specifically identified by name in writing by the Equity Sponsor and approved by Agent as constituting a “Competitor” from time to time after the Restatement Date so long as Agent has provided an updated list of “Competitors” to each Lender and (iii) any operating company that is a bona fide competitor of Borrower that has been specifically identified by name in writing by the Equity Sponsor and approved by Agent (such approval not to be unreasonably withheld delayed or conditioned) as constituting a “Competitor” from time to time after the Restatement Date so long as Agent has provided an updated list of “Competitors” to each Lender; provided that such Persons shall no longer be “Competitors” if any Event of Default has occurred and is continuing under Sections 8.1, 8.2(a) (solely with respect to Section 7.1 to the extent that there is a breach of a financial covenant in two consecutive fiscal quarters), 8.2(b) (solely with respect to the failure to deliver quarterly or annual financial statements or a related Compliance Certificate as required pursuant to Section 5.1), 8.4 or 8.5.

SCHEDULE 1.1 – PAGE 5

“Compliance Certificate” means a certificate substantially in the form of Exhibit D executed and delivered by the chief financial officer or chief executive officer of Parent to Agent.

“Consolidated Interest Expense” shall mean, for the Parent and its Subsidiaries for any period, total interest expense of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Restatement Date, and (b) any individual who becomes a member of the Board of Directors after the Restatement Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Equity Sponsor or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Restatement Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement (including any Controlled Account Agreement), in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For the purpose of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Conversion Option” has the meaning assigned to it in Section 7.1(d) of this Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Current Assets” means, with respect to any Person as of any date of determination, all current assets of such Person that may be properly classified as current assets in accordance with GAAP, minus (to the extent so classified as current assets in accordance with GAAP) cash, Cash Equivalents and deferred Tax assets of such Person.

“Current Liabilities” means, with respect to any Person as of any date of determination, all liabilities of such Person that may be properly classified as current liabilities in accordance with GAAP, minus (to the extent so classified as current liabilities in accordance with GAAP) the portion of Indebtedness of such Person that is due within one year of such date and deferred Tax liabilities of such Person.

SCHEDULE 1.1 – PAGE 6

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning specified therefor in Section 2.6(c) of the Agreement. “Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement), (b) has notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) has failed, within one Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate disavow or disaffirm any contracts or agreements made with such Lender; provided further, with respect to each of clauses (a) through and including (f) above, a Lender (other than a Lender with respect to its Revolver Commitment and other than a Lender that is required to fund its Pro Rata Share of a Protective Advance made by Agent) that is a Defaulting Lender pursuant to any such clause shall cease to be a Defaulting Lender under such clause if, no later than thirty (30) days after receipt of written notice from Agent indicating that such Lender is a Defaulting Lender under any such clause, (i) with respect to clauses (a) and (e) above, such Lender funds or pays the amounts that it failed to fund or pay, (ii) with respect to clause (c) above, such Lender retracts in writing its notification that it does not intend to so comply, (iii) with respect to clause (d) above, such Lender provides such confirmation, and (iv) with respect to clause (f) above, the items described in such clause (f) cease to apply to such Lender; provided further that notwithstanding anything in this provision to the contrary, during such thirty (30) day period such Lender may be removed as a Lender pursuant to Section 14.2 of the Agreement.

SCHEDULE 1.1 – PAGE 7

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Index Rate, and (b) thereafter, the interest rate then applicable to Advances that are Index Rate Loans (inclusive of the Index Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D (as such account information may be updated from time to time by written notice from Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D (as such account information may be updated from time to time by written notice from Borrower to Agent).

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means each Subsidiary of Parent that is organized under the laws of any state of the United States or the District of Columbia.

“Earn-Outs” means unsecured liabilities of a Loan Party or any of its Subsidiaries arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition including performance bonuses, earn-outs or consulting payments in any related services, employment, non-compete, deferred compensation or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the underlying target.

“Eligible Hedge Counterparty” means (a) a Person who has entered into a Hedge Agreement with a Loan Party if such Hedge Agreement was provided or arranged by Golub Capital or an Affiliate of Golub Capital, and any assignee of such Person, (b) a Lender or an Affiliate of a Lender who has entered into a Hedge Agreement with a Loan Party (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of the Hedge Agreement) or (c) a Person otherwise consented to by the Agent.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to or operation of a single or unified European currency.

SCHEDULE 1.1 – PAGE 8

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages (including without limitation, punitive damages, consequential damages and treble damages), costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Cure Right” has the meaning set forth in Section 7.2.

“Equity Cure Securities” has the meaning set forth in Section 7.2.

“Equity Sponsor” means, collectively, (a) Great Hill Equity Partners IV, L.P., (b) Anderson Investments Pte. Ltd. and (c) any of their respective Control Investment Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

SCHEDULE 1.1 – PAGE 9

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Cash Flow” shall be calculated as set forth on the Compliance Certificate.

“Excess Funding Amount” shall have the meaning assigned to it in Section 13.3(c).

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means any (i) Subsidiary that is not wholly-owned by Parent, Borrower or a wholly-owned Subsidiary of Parent or Borrower, (ii) Subsidiary that is a CFC, (iii) Subsidiary that is a US Foreign HoldCo, (iv) Domestic Subsidiary of a CFC and (v) Subsidiary that is prohibited by law or regulation from becoming a Guarantor in accordance with Section 5.11 of the Agreement.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to the such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

SCHEDULE 1.1 – PAGE 10

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent or a Lender: (i) Taxes imposed on or measured by net income or net profits (however denominated) (including any franchise Taxes or branch profits Taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Agent or such Lender is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Agent’s or such Lender’s principal office (or, in the case of any Lender, its applicable lending office) is located or (B) that are Other Connection Taxes, (ii) taxes, levies, imposts, duties, fees, assessment or other charges resulting from a Lender’s failure to comply with the requirements of Section 16(c) through (g) of the Agreement, (iii) any withholding Taxes imposed on amounts payable to or for the account of such Agent or Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.13(b)) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and (iv) any United States federal withholding Taxes imposed under FATCA.

“Extraordinary Receipt” means any cash received by any Loan Party not in the ordinary course of business (and not consisting of proceeds described in any of Section 2.4(e)(i), (e)(ii), (e)(iii) and (e)(iv)), and that constitutes tax refunds, purchase price and other monetary adjustments made in connection with any Acquisition, indemnification payments made in connection with any Acquisition and Pension Plan reversions.

“FATCA” means Sections 1471 through 1474 of the IRC (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC.

“Fee Letters” means the Agent Fee Letter and the TPG Fee Letter.

“Fees” means any and all fees payable to Agent, any Eligible Hedge Counterparty, or any Lender pursuant to this Agreement or any of the other Loan Documents.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Cure” has the meaning set forth in Section 7.2.

“Foreign Lender” means any Lender that is not a United States person within the meaning of IRC Section 7701(a)(30).

“Foreign Subsidiary” means any Subsidiary of Parent that is not a Domestic Subsidiary.

SCHEDULE 1.1 – PAGE 11

“Fudd Acquisition” means the proposed acquisition of gwabbit, Inc., by the Parent and its Subsidiaries for an aggregate consideration (exclusive of any working capital adjustment) not to exceed $10,000,000.

“Fudd Acquisition Earn-Outs” means any Earn-Out Payments in respect of the Fudd Acquisition.

“Fund Certain Provisions” has the meaning set forth in Schedule 3.1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Golub Capital” means Golub Capital LLC.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, by-laws, operating agreement and/or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means (a) Parent, (b) each Domestic Subsidiary of parent that has executed and delivered the Guaranty on or after the Closing Date and (c) each other Person that becomes a guarantor after the Restatement Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.

“Guaranty” means that certain General Continuing Guaranty, dated as of the Closing Date, executed and delivered by the Parent and the other Guarantors party thereto in favor of Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Parent or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

SCHEDULE 1.1 – PAGE 12

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Incremental Amendment” shall have the meaning assigned to it in Section 2.2(b)(iv).

“Incremental Term Loan Commitment” shall mean the commitment of any Lender to make Incremental Term Loans of a particular tranche pursuant to Section 2.2(b).

“Incremental Term Loans” shall have the meaning assigned to it in Section 2.2(b)(i).

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of a Person or its Subsidiaries, and (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets securing such obligation; provided, however, that for purposes of calculating the Recurring Revenue Leverage Ratio or the Total Leverage Ratio, Earn-Outs and amounts payable under consulting agreements shall not constitute Indebtedness until, and only to the extent, such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means (a) Taxes imposed with respect to any payment made by or on account of any obligation of Borrower under any Loan Document other than Excluded Taxes, and (b) to the extent not otherwise described in (a), Other Taxes.

SCHEDULE 1.1 – PAGE 13

“Index Rate” means, for any day, a floating rate equal to the greatest of (x) the higher of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a prime rate of the type described, the higher of either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as reasonably selected by Agent or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent) and (ii) the Federal Funds Rate plus fifty (50) basis points per annum, and (y) the sum of the LIBOR Rate calculated for each such day based on a LIBOR Period of three (3) months determined two (2) Business Days prior to the first day of the then current month but in no event less than one percent (1.00%) per annum plus one percent (1.00%) per annum). Each change in any interest rate provided for in this Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Margin” means (i) at all times prior to the effective date of the Conversion Option, six and one quarter percent (6.25)%, or (ii) on and after the effective date of the Conversion Option, if ever, four and three quarters percent (4.75%), without, for the avoidance of doubt, any retroactive adjustment to the rates of interest applicable to the Loans at all times prior to the effective date of the Conversion Option.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Initial Term Loan” has the meaning specified therefor in Section 2.2 of the Agreement.

“Initial Term Loan Amount” means $200,000,000.

“Initial Term Loan Commitment” means, with respect to each Lender, its Initial Term Loan Commitment, and, with respect to all Lenders, their Initial Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Parent, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Inventory” means inventory (as that term is defined in the Code).

SCHEDULE 1.1 – PAGE 14

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and are not in the aggregate for all customers in excess of $1,000,000 at any time), guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment at the time such Investment is made plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1 of the Agreement.

“Lender Group” means, individually and collectively, each of the Lenders and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by the Loan Parties under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of- pocket fees or charges paid or incurred by Agent and TPG in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for background checks, OFAC/PEP searches, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s and TPG’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable documented out-of- pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable and documented financial examination, appraisal, and valuation fees and reasonable expenses of Agent related to any financial examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (g) Agent’s and TPG’s reasonable and documented out-of- pocket costs and expenses (including reasonable documented fees and expenses of (i) one legal counsel and, if necessary, one local counsel in each applicable jurisdiction for the Agent and TPG, and (ii) solely in the event of a conflict of interest between Agent and TPG, one additional legal counsel and, if necessary, one additional local counsel in each applicable jurisdiction, for TPG) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the Transactions or Agent’s Liens in and to the Collateral, (h) Agent’s and TPG’s reasonable documented costs and expenses (including reasonable documented fees and expenses of (i) one legal counsel for TPG with respect to fees and expenses incurred on or prior to the Restatement Date, (ii) one legal counsel and, if necessary, one local counsel in each applicable jurisdiction for the Agent and TPG, and (iii) solely in the event of a conflict of interest between Agent and TPG, one additional legal counsel and, if necessary, one additional local counsel in each applicable jurisdiction, for TPG), and independent appraisers, consultants, auditors and other advisors and professionals retained by Agent and/or TPG in consultation with the Borrower) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging) or amending, waiving, or modifying the Loan Documents and related due diligence; and (i) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action concerning the Collateral.

SCHEDULE 1.1 – PAGE 15

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“LIBOR Business Day” means a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” shall mean a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Margin” means (i) at all times prior to the effective date of the Conversion Option, seven and one quarter percent (7.25%), or (ii) on and after the effective date of the Conversion Option, if ever, five and three quarters percent (5.75%), without, for the avoidance of doubt, any retroactive adjustment to the rates of interest applicable to the Loans at all times prior to the effective date of the Conversion Option.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

SCHEDULE 1.1 – PAGE 16

“LIBOR Period” means with respect to any LIBOR Rate Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to this Agreement and ending one, two or three or, to the extent available to all Lenders, six or twelve months thereafter, as selected by Borrower’s irrevocable notice to Agent, as set forth in Section 2.3; provided that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) with respect to Advances, any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end on the Commitment Termination Date;

(c) with respect to the Term Loan, any LIBOR Period that would otherwise extend beyond the final scheduled maturity date of such Loan shall end on such date;

(d) any LIBOR Period pertaining to a LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period), shall end on the last LIBOR Business Day of a calendar month; and

(e) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Rate Loan during a LIBOR Period for such Loan.

“LIBOR Rate” means for each LIBOR Period a rate of interest determined by Agent equal to (a) the Base LIBOR Rate for such LIBOR Period, divided by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage. “Base LIBOR Rate” means the greater of (a) one percent (1.0%) per annum, and (b) the rate per annum appearing on Bloomberg L.P.’s service (the “Service”) (or on any successor to or substitute for such Service) for ICE LIBOR USD interest rates two (2) LIBOR Business Days prior to the commencement of the requested LIBOR Period, for a term and in an amount comparable to the LIBOR Period and the amount of the LIBOR Loan requested (whether as an initial LIBOR Loan or as a continuation of a LIBOR Loan or as a conversion of an Index Rate Loan to a LIBOR Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error. If the Service shall no longer report ICE LIBOR USD interest rates, or such interest rates cease to exist, Agent shall be permitted to select (after consultation with the Borrower and otherwise consistent with market practice generally) an alternate service that quotes, or alternate interest rates that reasonably approximate, the rates of interest per annum at which deposits of Dollars in immediately available funds are offered by major financial institutions reasonably satisfactory to Agent in the London interbank market (and relating to the relevant LIBOR Period for the applicable principal amount on any applicable date of determination). “Reserve Percentage” means, on any day, the maximum percentage prescribed by the Federal Reserve Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”), but so long as no Lender is required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“LIBOR Rate Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

SCHEDULE 1.1 – PAGE 17

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, as of any date of determination, the sum of (a) Qualified Cash of the Loan Parties and (b) the amount of Advances available to be drawn by the Borrower.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, any Incremental Amendment, the Collateral Documents, each Fee Letter, the Guaranty, the Intercompany Subordination Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to a Lender, and any other instrument or agreement entered into, now or in the future, by Parent or any of its Subsidiaries and the Lender Group in connection with the Agreement. For the avoidance of doubt, Hedge Agreements shall not constitute Loan Documents whether or not the obligations of any Loan Party or any Subsidiary of any Loan Party thereunder constitute Obligations.

“Loan Party” means Borrower or any Guarantor.

“Loans” means the Advances, the Term Loan, any Incremental Term Loan, and, as the context may require, any portion of any or all of the foregoing.

“Management Agreement” means any management, consulting, expense reimbursement or similar agreement between Parent and any Equity Sponsor and approved by Agent.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of the action or inaction of any member of the Lender Group so long as such action or inaction is not as the result of any action or inaction of Parent and its Subsidiaries or any breach by Parent or its Subsidiaries of the terms of this Agreement) or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Maximum Incremental Term Loan Amount” means an unlimited amount so long as, on a pro forma basis after giving effect to the proposed Incremental Term Loan and the use of proceeds thereof, (x) with respect to any Incremental Term Loan funded prior to the effective date of the Conversion Option, the Recurring Revenue Leverage Ratio (calculated using (A) Recurring Revenue of Parent and its Subsidiaries for the three (3) consecutive fiscal month period ended as of the last day of the most recent fiscal month for which financial statements have been delivered to Agent in accordance with Section 5.1 multiplied by four (4) and (B) Total Indebtedness calculated as of the date of funding of such Incremental Term Loan) does not exceed the lesser of 2.00:1.00 and the Recurring Revenue Leverage Ratio financial covenant level set forth in Section 7.1(a) for the fiscal quarter ending on, or most recently prior to, the date of funding of such Incremental Term Loan (provided for purposes of this clause (x) the Recurring Revenue Leverage Ratio covenant level used at all times from and after the Restatement Date but prior to September 30, 2018 shall be 2.25:1.00) and (y) with respect to any Incremental Term Loan funded on or after the effective date of the Conversion Option, the Total Leverage Ratio (calculated using (A) Adjusted EBITDA of Parent and its Subsidiaries for the twelve (12) consecutive fiscal month period ended as of the last day of the most recent fiscal month for which financial statements have been delivered to Agent in accordance with Section 5.1 and (B) Total Indebtedness calculated as of the date of funding of such Incremental Term Loan) does not exceed the lesser of 6.50:1.00 and the Total Leverage Ratio financial covenant level set forth in Section 7.1(c) for the fiscal quarter ending on, or most recently prior to, the date of funding of such Incremental Term Loan.

SCHEDULE 1.1 – PAGE 18

“Maximum Revolver Amount” means $10,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c)(i) of the Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent, Borrower, or any of its Subsidiaries, and are properly attributable to such transaction, and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the sale price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement and (y) paid to the Agent as a prepayment of the Obligations in accordance with the provisions of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

SCHEDULE 1.1 – PAGE 19

(b) with respect to the issuance or incurrence of any Indebtedness by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Parent or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

“Notice of Advance” has the meaning specified therefor in Section 2.3(a) of the Agreement.

“Obligations” means all loans (including the Term Loan, any Incremental Term Loan and the Advances (inclusive of Protective Advances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums (including, without limitation, the Applicable Prepayment Premium), liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in each Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Advances and the Term Loan, (ii) interest accrued on the Advances and the Term Loan, (iii) Lender Group Expenses, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding. In addition to, but without duplication of, the foregoing, the Obligations shall include, solely for purposes of sharing the benefits of the Collateral and guarantees of the Loan Parties, all obligations, liabilities and indebtedness owing to any Eligible Hedge Counterparty solely with respect to Hedge Agreements permitted hereunder; provided, however, that the term “Obligations” shall not include any “Excluded Swap Obligations.”

SCHEDULE 1.1 – PAGE 20

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offered Obligations” has the meaning specified therefor in Section 13.4 of the Agreement.

“Offered Obligations Contract” has the meaning specified therefor in Section 13.4 of the Agreement.

“OID” has the meaning specified therefor in Section 2.2(b)(ii) of the Agreement.

“Original Credit Agreement” has the meaning specified in the Recitals.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Other Connection Taxes” means, with respect to Agent or any Lender, Taxes imposed as a result of a present or former connection between such Agent or such Lender and the jurisdiction or taxing authority imposing the Tax (other than any such connection arising solely from such Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13(b)).

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning specified therefor in Section 13.1(i) of the Agreement.

“Participating Member State” means each state so described in any EMU Legislation.

SCHEDULE 1.1 – PAGE 21

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.17 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means (1) the Fudd Acquisition and (2) any other Acquisition as to which each of the following is applicable:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual and has been approved by the Target’s board of directors (or other similar body) and/or the stockholders or other equityholders of such Target,

(b) no Indebtedness will be incurred or assumed by Parent or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred or assumed with respect to the assets of Parent or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, after giving effect to such Acquisition, (x) with respect to any Acquisition consummated prior to the effective date of the Conversion Option, the Recurring Revenue Leverage Ratio (calculated using (A) Recurring Revenue of Parent and its Subsidiaries for the three (3) consecutive fiscal month period ended as of the last day of the most recent fiscal month for which financial statements have been delivered to Agent in accordance with Section 5.1 multiplied by four (4), and taking into account the recurring revenue of the Target determined in accordance with clause (x) of the proviso to the definition of Recurring Revenue and the amount of unrestricted cash and Cash Equivalents of the Target that will become Qualified Cash after giving effect to such Acquisition, and (B) Total Indebtedness calculated as of the date of consummation of such Acquisition) does not exceed the lesser of 2.25:1.00 and the Recurring Revenue Leverage Ratio financial covenant level set forth in Section 7.1(a) for the fiscal quarter ending on, or most recently prior to, the date of consummation of such Acquisition (provided for purposes of this clause (x) the Recurring Revenue Leverage Ratio covenant level used at all times from and after the Restatement Date but prior to September 30, 2018 shall be 2.25:1.00) and (y) with respect to any Acquisition consummated on or after the effective date of the Conversion Option, the Total Leverage Ratio (calculated using (A) Adjusted EBITDA of Parent and its Subsidiaries for the twelve (12) consecutive fiscal month period ended as of the last day of the most recent fiscal month for which financial statements have been delivered to Agent in accordance with Section 5.1, and taking into account Adjusted EBITDA of the Target determined in accordance with the definition of Adjusted EBITDA contained in the Compliance Certificate after giving effect to such Acquisition, and (B) Total Indebtedness calculated as of the date of consummation of such Acquisition) does not exceed the lesser of 6.50:1.00 and the Total Leverage Ratio financial covenant level set forth in Section 7.1(c) for the fiscal quarter ending on, or most recently prior to, the date of consummation of such Acquisition.

SCHEDULE 1.1 – PAGE 22

(d) to the extent available to Borrower, Borrower has provided Agent with forecasted balance sheets, profit and loss statements, and cash flow statements of the Target, all prepared on a basis consistent with such Target’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarter by quarter basis,

(e) there shall be at least $1,500,000 of Liquidity, immediately after giving effect to the consummation of the proposed Acquisition,

(f) with respect to any Acquisition in excess of $20,000,000, at least five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, Borrower has provided Agent with written notice of the proposed Acquisition and Borrower shall have delivered to the Agent a “Quality of Earnings” report from a nationally recognized accounting firm or another accounting firm reasonably acceptable to Agent, which report shall be in form and substance reasonably satisfactory to Agent, and such other due diligence material as the Agent shall have reasonably requested and that is available to the Borrower (including, without limitation, copies of the acquisition agreement and other material documents relative to the proposed Acquisition),

(g) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Target, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,

(h) the subject assets or Stock, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, the applicable Loan Party shall have provided such documents and instruments as reasonably requested by Agent to perfect Agent’s security interest therein and for such Target to become a Guarantor, in each case, in accordance with and to the extent required by Section 5.11; provided that, for the avoidance of doubt, if the Person whose stock is being acquired is a CFC or a US Foreign HoldCo, only sixty-five percent (65%) of the voting Stock and one hundred percent (100%) of the non-voting Stock of (or other ownership interests in) such CFC or US Foreign HoldCo will be required to be pledged, and

(i) the total purchase consideration paid and payable (including the proposed Acquisition, Indebtedness (including Acquired Indebtedness), seller debt, Earn-Outs, and other deferred payment obligations) for assets of Targets that are not located in the United States shall not exceed $25,000,000 during the term of this Agreement; provided, however, that (x) the amount of Earn-Outs and deferred payment obligations for purposes of the Dollar limitation set forth in this clause (i) shall be calculated in accordance with GAAP as the estimated amount thereof on the closing date for the applicable Acquisition, which determination shall be made on the date the definitive documentation for the applicable Acquisition is entered into.

SCHEDULE 1.1 – PAGE 23

“Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment based on how a secured lender with similar rights providing a credit facility of the type provided under this Agreement would act in similar circumstances at the time with the information then available to it.

“Permitted Dispositions” means:

(a) (i) sales, abandonment, or other dispositions of property that is worn, used, damaged, surplus, or obsolete, (ii) to the extent the product or products that use or utilize such intellectual property do not generate revenue, the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or used or useful in the ordinary course of the business of the Loan Parties and their Subsidiaries taken as a whole, and (iii) the abandonment or other disposition of a lease or sublease of Real Property or personal property that is, in the reasonable business judgment of Borrower, not used or useful or is no longer economically practicable in the conduct of the business of the Loan Parties or any of their Subsidiaries,

(b) sales of licenses of intellectual property in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the non-exclusive licensing or sublicensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and exclusive, territorial distribution licenses granted in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale, assignment, transfer, disposition, or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise, write down or collection of disputed claims,

(g) any dispositions as a result of any involuntary loss, damage or destruction of property (including transfers of property to insurance companies in exchange for insurance proceeds),

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,

(j) (i) the sale or issuance of Stock (other than Prohibited Preferred Stock) of Parent; and (ii) the issuance by Borrower or any of its Subsidiaries of Stock (other than Prohibited Preferred Stock) to the Parent or Subsidiary which is the owner of such Stock as of the Restatement Date,

SCHEDULE 1.1 – PAGE 24

(k) the lapse of registered patents, trademarks and other intellectual property of Parent and its Subsidiaries to the extent such patents, trademarks or other intellectual property are used or utilized in products that do not generate revenue, are not economically desirable or used in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders,

(l) dispositions of assets acquired by Parent and its Subsidiaries pursuant to a Permitted Acquisition consummated within eighteen (18) months of the date of the proposed Disposition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Parent and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition,

(m) sales or other dispositions of assets (i) from Parent or any of its Subsidiaries to Borrower or any other Loan Party that is a Domestic Subsidiary of Parent, (ii) from any Foreign Subsidiary or any Subsidiary of Borrower that is not a Guarantor to any Foreign Subsidiary or Parent, and (iii) from a Subsidiary of Borrower that is not a Guarantor to any other Subsidiary of Borrower that is not a Guarantor,

(n) dispositions of assets (other than Accounts, intellectual property, licenses, Stock of Subsidiaries of Parent) not otherwise permitted in clauses (a) through (m) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions (including the proposed disposition) would not exceed $500,000 during any Fiscal Year of Parent,

(o) [reserved],

(p) dispositions of Real Property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, managers or employees of Parent or its Subsidiaries, so long as such dispositions are for fair market value and the aggregate fair market value of all Real Property and assets disposed of in all such dispositions would not exceed $500,000 during any Fiscal Year of Parent, and

(q) dispositions of equipment or Real Property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property.

“Permitted Indebtedness” means:

(a) Indebtedness incurred under this Agreement and/or the other Loan Documents (including, for the avoidance of doubt, any Incremental Term Loans),

(b) Indebtedness set forth on Schedule 4.18 and any Refinancing Indebtedness in respect of such Indebtedness,

SCHEDULE 1.1 – PAGE 25

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Permitted Purchase Money Indebtedness,

(d) endorsement of instruments or other payment items for deposit or the financing of insurance premiums,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness and (iv) unsecured guarantees otherwise constituting Investments permitted under this Agreement,

(f) unsecured Indebtedness of a Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of financing all or part of the acquisition consideration (including working capital adjustments) in connection with such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is twelve (12) months after the Maturity Date, (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent, and (v) the only interest that accrues with respect to such Indebtedness is payable in kind, and Refinancing Indebtedness in respect thereof,

(g) Acquired Indebtedness in an amount not to exceed $1,000,000 at any time outstanding and Refinancing Indebtedness in respect thereof,

(h) Indebtedness incurred in the ordinary course of business under performance, surety, bid, statutory, and appeal bonds and completion guarantees or other similar obligations,

(i) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate or exchange rate currency risk associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

(k) unsecured Indebtedness incurred in respect of netting services, overdraft protection, automatic clearinghouse arrangements, and cash management and other like services, in each case, incurred in the ordinary course of business, provided that the aggregate amount of Indebtedness incurred pursuant to this clause (k) shall not exceed $1,000,000 at any time outstanding, and Refinancing Indebtedness in respect thereof,

SCHEDULE 1.1 – PAGE 26

(l) unsecured Indebtedness of Parent owing to current or former employees, officers, managers, consultants or directors (or any spouses, ex-spouses, successors, executors, administrators, heirs, legatees, distributees or estates of any of the foregoing) incurred in connection with the redemption or repurchase by Parent of the Stock of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness at any time outstanding does not exceed $1,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(m) unsecured Indebtedness owing to sellers of assets or Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness, together with the maximum amount payable on account of all Indebtedness incurred pursuant to clause (q) below, does not exceed $2,000,000 at any one time outstanding, (ii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) such Indebtedness is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,

(n) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Parent or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(o) unsecured Indebtedness of the Domestic Subsidiaries, which in the aggregate does not exceed $1,000,000 at any time outstanding, and Refinancing Indebtedness in respect thereof,

(p) Indebtedness of Foreign Subsidiaries, which in the aggregate does not exceed $500,000 at any one time outstanding,

(q) Indebtedness in respect of Earn-Outs so long as (i) other than with respect to the Fudd Acquisition Earn-Outs, no Event of Default has occurred and is continuing as of the date of such incurrence or would immediately result therefrom; (ii) the terms governing the Earn-Out shall provide that payments to be made on account thereof shall be subject to compliance with the terms of this clause (q), (iii) both immediately before and after giving effect to the payment of such Indebtedness, no Event of Default shall have occurred and be continuing and Borrower shall have Liquidity equal to or greater than $2,000,000, and (iv) the maximum amount payable on account of such Earn-Outs (other than the Fudd Acquisition Earn-Outs), together with the aggregate principal amount of all Indebtedness incurred pursuant to clause (m) above, does not exceed $2,000,000 at any one time outstanding,

(r) Permitted Sponsor Financing and Refinancing Indebtedness in respect thereof,

(s) obligations with respect to letters of credit with an aggregate maximum face amount not exceeding $500,000 at any time outstanding, and

SCHEDULE 1.1 – PAGE 27

(t) intercompany Indebtedness of the Loan Parties provided that any such indebtedness constitutes a Permitted Intercompany Advance.

“Permitted Intercompany Advances” means loans or advances made by (a) a Loan Party to another Loan Party other than Parent, so long as the parties thereto are party to the Intercompany Subordination Agreement, (b) a non-Loan Party to another non-Loan Party, (c) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, or (d) a Loan Party to a non-Loan Party so long as (i) the amount of such loans does not exceed $1,000,000 at any time outstanding, and (ii) no Event of Default has occurred and is continuing or would result therefrom.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances (including to trade creditors) made in connection with purchases of goods or services in the ordinary course of business,

(d) extensions of trade credit in the ordinary course of business,

(e) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(f) Investments existing on the Restatement Date (i) by the Borrower and its Subsidiaries existing in direct or indirect Subsidiaries of the Borrower or (ii) set forth on Schedule P-1, and in each case extensions or renewals thereof,

(g) guarantees permitted under the definition of Permitted Indebtedness,

(h) Permitted Intercompany Advances,

(i) Obligations under Hedge Agreements permitted under the definition of Permitted Indebtedness,

(j) Investments made as a result of consideration received in connection with a Permitted Disposition,

(k) Investments then existing when a person becomes a Subsidiary or at the time such person merges or consolidates with Parent or any of its Subsidiaries pursuant to a Permitted Acquisition,

(l) receivables arising and trade credit granted in the ordinary course of business and Stock or other securities acquired or received in connection with (i) the satisfaction or partial satisfaction thereof to the extent reasonably necessary in order to prevent or limit loss and any prepayment and other credits to suppliers made in the ordinary course of business or (ii) the satisfaction, partial satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

SCHEDULE 1.1 – PAGE 28

(m) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(n) Investments (i) in the form of non-cash loans and advances to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Stock in Parent so long as the proceeds of such loans are used in their entirety to purchase such stock in Parent, and (ii) made pursuant to a “rabbi-trust” or similar employee benefit plan or arrangement designed to defer the taxability of compensation to an employee, officer or director or purchase payments made in connection with an Acquisition,

(o) (i) loans and advances to employees, directors and officers of Parent or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for Parent and its Subsidiaries on a consolidated basis not to exceed $500,000 at any time outstanding and (ii) advances of payroll payments and expenses to employees, directors and officers of Parent or any of its Subsidiaries in the ordinary course of business,

(p) Permitted Acquisitions,

(q) Capital Expenditures that are not otherwise prohibited by this Agreement, and

(r) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding.

“Permitted Liens” means

(a) Liens securing the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies that are the subject of Permitted Protests,

(c) Liens arising solely as a result of the existence of judgments, attachments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens existing on the date of this Agreement and set forth on Schedule P-2, provided that any such Lien only secures the Indebtedness that it secures on the Restatement Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

SCHEDULE 1.1 – PAGE 29

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law (such as Liens in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, repairmen, workmen, or suppliers, or other like Liens), incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent for a period of more than thirty (30) days, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts pledged or deposited in connection with obtaining worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, trade contracts (other than for borrowed money), government contracts, statutory obligations, leases and other obligations of a like nature in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited as security for surety, stay, customs, appeal performance and return of money bonds, and bonds of a like nature, in connection with obtaining such bonds in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, and other similar charges or encumbrances or minor title deficiencies that do not (i) materially interfere with or impair the use (for its intended purpose) or the value of the property subject thereto or (ii) interfere in any material respect with the ordinary conduct of the business of any Loan Party,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and exclusive, territorial distribution licenses granted in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) Liens that are banker’ Liens, rights of setoff or other similar Liens with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Parent or any of its Subsidiaries in favor of the bank, banks or other depository institutions with which such accounts are maintained, securing amounts owing to such bank solely to the extent incurred in connection with cash management, operating account arrangement and the maintenance of such deposit accounts in the ordinary course of business and including those involving pooled accounts and netting arrangements or otherwise arising by virtue of any statutory or common law regarding bankers’ Liens,

SCHEDULE 1.1 – PAGE 30

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens assumed by Parent or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(s) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $250,000 at any time outstanding,

(t) landlords’ and lessors’ Liens in respect of rent and other lease obligations that are not past due by ninety (90) days or which are being contested in good faith for which adequate reserves have been established in accordance with GAAP, which proceedings (or court orders entered into connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien,

(u) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon, and

(v) Liens on cash collateral accounts securing letters of credit permitted under clause (s) of the definition of “Permitted Indebtedness”.

“Permitted Management Expenses” means management, consulting, expense reimbursement or other similar fees paid to any Equity Sponsor in an aggregate amount in any fiscal year of Parent not to exceed $500,000; provided that (i) Liquidity is not less than $1,500,000 immediately before and after giving effect to any payment of Permitted Management Expenses and (ii) immediately before and after giving effect to any payment of Permitted Management Expenses, no Event of Default has occurred and is continuing pursuant to Sections 8.1, 8.2(a) (solely with respect to Section 7.1(a), 7.1(b) or 7.1(c)), 8.2(b) (solely with respect to the failure to deliver quarterly or annual financial statements or a related Compliance Certificate as required pursuant to Section 5.1), 8.4 or 8.5.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

SCHEDULE 1.1 – PAGE 31

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Restatement Date in an aggregate principal amount at any time outstanding not in excess of $1,000,000.

“Permitted Sponsor Financing” means, in connection with any Permitted Acquisition, an acquisition bridge financing provided by Equity Sponsor to Parent that is incurred on the date of the consummation of such Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition, that will (a) either (i) be unsecured Indebtedness of Parent that is subject to interest that is solely payable in kind and subordinated in right of payment to the Obligations or (ii) be other unsecured Indebtedness that is subordinated in right of payment to the Obligations, in each case of clause (i) or (ii), on terms acceptable to Required Lenders in their sole discretion, including subordination terms (it being understood and agreed that the Required Lenders will advise Borrower whether any such subordination terms are acceptable to it within five (5) Business Days of receipt of such terms), (b) have a stated maturity date of at least one (1) year after the Maturity Date, (c) have a cash interest rate, if any, acceptable to the Required Lenders and (d) the net proceeds from which are contributed to Borrower or any of its Subsidiaries to finance a Permitted Acquisition and any fees and expenses in connection therewith.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Pledged Interests” has the meaning specified therefor in the Security Agreement.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than one (1) year after the Maturity Date, or, on or before the date that is less than one (1) year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means the financial model received by Agent on July 4, 2018.

SCHEDULE 1.1 – PAGE 32

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b) (i) with respect to a Lender’s obligation to make the Initial Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of the Initial Term Loan, the percentage obtained by dividing (A) such Lender’s Initial Term Loan Commitment, by (B) the aggregate amount of all Lenders’ Initial Term Loan Commitments, and (y) from and after the making of the Initial Term Loan, the percentage obtained by dividing (A) the principal amount of such Lender’s portion of the Initial Term Loan by (B) the principal amount of the Initial Term Loan, and (ii) with respect to a Lender’s obligation to make any Incremental Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of such Incremental Term Loan, the percentage obtained by dividing (A) such Lender’s Incremental Term Loan Commitment, by (B) the aggregate amount of all Lenders’ Incremental Term Loan Commitments, and (y) from and after the making of such Incremental Term Loan, the percentage obtained by dividing (A) the principal amount of such Lender’s portion of such Incremental Term Loan by (B) the principal amount of such Incremental Term Loan, and

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loan; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (B) the outstanding principal amount of all Advances plus the outstanding principal amount of the Term Loan.

“Protective Advances” has the meaning specified therefor in Section 2.3(c)(i) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, repair, construction or improvement of property or assets used or useful in the business of Parent and its Subsidiaries, provided that such Indebtedness shall be incurred, at the time of, or within two hundred seventy (270) days after, such acquisition, repair, construction or improvement.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is subject to a Control Agreement and maintained by a branch office of a bank or securities intermediary located within the United States.

SCHEDULE 1.1 – PAGE 33

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Recurring Revenue” means, with respect to any period, all maintenance revenues, subscription revenues (including, without limitation, software as a service (whether cloud based or on premises) subscription revenue as well as maintenance and hosting revenue for such period related to legacy Accounts of the Borrower), and hosting revenues attributable to software licensed or sold by any of Parent’s Subsidiaries which recurring revenues are earned during such period, calculated on a basis consistent with GAAP; provided, that (x) to the extent that a Permitted Acquisition has been consummated during such period, Recurring Revenue for such period shall include, with respect to any Target acquired in such Permitted Acquisition, the recurring revenue (determined in a manner consistent with this definition of “Recurring Revenue”) of such Target during such period (but only that portion of such recurring revenue attributable to the portion of such period that occurred prior to the date of consummation of such Permitted Acquisition), (y) to the extent that Parent or any of its Subsidiaries sells, transfers or otherwise disposes of any Person, property, business or assets during such period, Recurring Revenue shall exclude the portion of Recurring Revenue attributable to such Person, property, business or asset during such period and (z) to the extent deducted in the calculation of Recurring Revenue for such period, Borrower shall be entitled to add-back to Recurring Revenue non-cash deductions as a result of purchase price accounting adjustments in connection with Permitted Acquisitions, and any adjustment made pursuant to clauses (x), (y) and (z) shall be reasonably acceptable to the Required Lenders. For purposes of calculating the Recurring Revenue Leverage Ratio, Recurring Revenue shall be deemed to be as follows for the fiscal months specified below (subject to adjustment as provided in the immediately preceding proviso):

Fiscal Month Ended	Recurring Revenue
April 30, 2018	$7,711,402
May 31, 2018	$8,671,825
June 30, 2018	$7,966,038

“Recurring Revenue Leverage Ratio” means, as of any date of determination, the ratio of (a) the amount of Total Indebtedness as of such date, to (b) Recurring Revenue of Parent and its Subsidiaries for the relevant three (3) consecutive fiscal month period multiplied by four (4).

SCHEDULE 1.1 – PAGE 34

“Refinancing Indebtedness” means Indebtedness incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, renew, extend, defease, discharge or replace Indebtedness (“Refinanced Indebtedness”) so long as:

(a) the terms and conditions of such Refinancing Indebtedness do not, taken as a whole, as determined in good faith by a financial officer of the Borrower (in consultation with Agent), materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness,

(b) such Refinancing Indebtedness does not result in an increase in the principal amount of such Refinanced Indebtedness other than the amount of any fees (including any closing fees and original issue discount), premiums, make-whole amounts or penalties and accrued and unpaid interest thereon and expenses incurred in connection with such refinancing, renewal, extension or replacement, in each case, that are added to the principal amount of such Refinanced Indebtedness,

(c) (i) with respect to Indebtedness permitted under clauses (f), (g), (l) and (m) of the definition of Permitted Indebtedness, such Refinancing Indebtedness does not have an interest rate that is more than one hundred (100) basis points higher than the interest rate applicable to the Refinanced Indebtedness; and (ii) with respect to all other Indebtedness permitted under the definition of Permitted Indebtedness, the interest rate with respect to such Refinancing Indebtedness is commercially reasonable,

(d) such Refinancing Indebtedness does not shorten the average weighted maturity of the Refinanced Indebtedness, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower,

(e) if the Refinanced Indebtedness was subordinated in right of payment to the Obligations, then such Refinancing Indebtedness is subordinated on terms and conditions that, taken as a whole, are determined in good faith by a financial officer of the Borrower to be at least as favorable to the Lender Group as those that were applicable to the Refinanced Indebtedness, and

(f) the Refinancing Indebtedness is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Refinanced Indebtedness.

“Register” has the meaning specified therefor in Section 13.1(h) of the Agreement.

“Registered IP” has the meaning specified therefore in Section 4.13(b).

“Registered Loan” has the meaning specified therefor in Section 13.1(h) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

SCHEDULE 1.1 – PAGE 35

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Representatives” has the meaning specified therefor in Section 17.8 of the Agreement.

“Required ECF Percentage” means, (i) with respect to any fiscal year ending prior to the effective date of the Conversion Option, (x) to the extent that the Recurring Revenue Leverage Ratio as of the last day of such fiscal year is greater than 1.50:1.00, fifty percent (50%), (y) to the extent that the Recurring Revenue Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.50:1.00 but greater than or equal to 1.00:1.00, twenty-five percent (25%) and (z) to the extent that the Recurring Revenue Leverage Ratio as of the last day of such fiscal year is less than 1.00:1.00, zero percent (0%) and (ii) with respect to any fiscal year ending after the effective date of the Conversion Option, (x) to the extent that the Total Leverage Ratio as of the last day of such fiscal year is greater than 5.50:1.00, fifty percent (50%), (y) to the extent that the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 5.50:1.00 but greater than or equal to 4.50:1.00, twenty-five percent (25%) and (z) to the extent that the Total Leverage Ratio as of the last day of such fiscal year is less than 4.50:1.00, zero percent (0%).

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares exceed 50%; provided that if there are two or more Lenders, then Required Lenders shall include at least two Lenders (Lenders that are Affiliates or Related Funds of one another being considered as one Lender for purposes of this proviso); provided, further, that so long as TDL Lending, LLC, Series 7, TC Lending, LLC and TPG and their Affiliates and Related Funds collectively hold at least 30% of the aggregate outstanding Term Loans and Revolving Commitments, then Required Lenders shall include TDL Lending, LLC, Series 7, TC Lending, LLC and TPG and their Affiliates and Related Funds. Notwithstanding the foregoing, any Defaulting Lender shall be disregarded in the determination of the Required Lenders.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

SCHEDULE 1.1 – PAGE 36

“Restatement Date” means the date of the making of the initial Advance or Term Loans hereunder (i.e., August 13, 2018)

“Restatement Date Acquisition” means the Acquisition consummated pursuant to, and in accordance with, the Restatement Date Acquisition Documents.

“Restatement Date Acquisition Agreement” means that certain Merger Agreement dated as of August 7, 2018 by and among Borrower, Blackjack Merger Sub, Inc., DealCloud, Inc., and Shareholder Representative Services LLC.

“Restatement Date Acquisition Documents” means the Restatement Date Acquisition Agreement and each other instrument or agreement relating to the Restatement Date Acquisition.

“Restatement Date Refinancing” means the repayment of all outstanding loans under the Original Credit Agreement (or conversion to Loans hereunder, as applicable), together with the payment of all accrued and unpaid interest and fees (including commitment, commission, letter of credit fees and facing fees) owing thereunder, whether or not such interest, fees or other amounts are actually due and payable at such time pursuant to the Original Credit Agreement.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Revolver Usage” means, as of any date of determination, the amount of outstanding Advances.

“Revolving Lender” means each Lender with a Revolver Commitment.

“Revolving Note” means a Revolving Note, substantially in the form of Exhibit E-1, which, after execution and delivery to the applicable Revolving Lender, shall be in the principal amount of the Revolver Commitment thereof and shall represent the obligation of Borrower to pay the amount of such Revolving Lender’s Revolver Commitment or, if less, the applicable Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Advances thereto together with interest thereon as prescribed in Section 2.6 of the Agreement.

“SaaS Products” has the meaning specified therefor in Section 5.14(b) of the Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is the subject/target of a comprehensive territorial-based sanctions program administered and enforced by OFAC.

SCHEDULE 1.1 – PAGE 37

“Sanctioned Person” means a Person named on the Specially Designated Nationals and Blocked Persons (SDN) list maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Parties” has the meaning specified therefor in the Security Agreement.

“Securities Account” means a securities account (as that term is defined in the Code).

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, executed and delivered by Borrower and the other Grantors party thereto to Agent.

“Settlement” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Specified Acquisition Agreement Representations” has the meaning set forth in Schedule 3.1.

“Specified Financial Covenant Default” has the meaning set forth in Section 7.2.

“Specified Representations” means the representations and warranties set forth in Sections 4.1(a)(i) and (iii), 4.2(a), 4.2(b)(i) and (ii), 4.3 (solely as it relates to the Loan Documents), 4.4 (subject, in the case of Section 4.4(b), to the Funds Certain Provisions), 4.10(a) (as of the Restatement Date and after giving effect to the Restatement Date Acquisition), 4.17, 4.20, 4.21 and 4.22 (in each case with respect to Sections 4.17 and 4.22, with respect to the use of the proceeds of the Initial Term Loan and any Advances made on the Restatement Date).

“Sterling” means the lawful currency of the United Kingdom.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

SCHEDULE 1.1 – PAGE 38

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” means any Person or group of Persons or any business or substantially all of the assets of a Person, acquired in an Acquisition.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

“Term Loan” means, collectively, the Initial Term Loan and, unless the context or an Incremental Amendment requires otherwise, the Incremental Term Loans.

“Term Note” means a Term Note, substantially in the form of Exhibit E-2, which, after execution and delivery to the applicable Lender, shall be in the principal amount of the Initial Term Loan Commitment thereof (or the aggregate outstanding principal balance of the Initial Term Loan held by such Lender) and shall represent the obligation of Borrower to pay the amount of such Lender’s Initial Term Loan Commitment (or the aggregate outstanding principal balance of the Initial Term Loan held by such Lender) together with interest thereon as prescribed in Section 2.6 of the Agreement.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“TPG” means TPG Specialty Lending, Inc. and its Affiliates and Related Funds.

“TPG Fee Letter” means that certain fee letter between Borrower, TDL Lending, LLC, Series 7 and TC Lending, LLC dated as of August 7, 2018.

“Total Indebtedness” means, as of any date of determination, all Indebtedness of Parent and its Subsidiaries, determined on a consolidated basis.

“Total Leverage Ratio” shall be calculated as set forth on the Compliance Certificate.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Transactions” means the Restatement Date Refinancing, the consummation of the Restatement Date Acquisition and each of the other transactions contemplated to occur on the Restatement Date (including the financing of the initial extensions of credit hereunder and the payment of fees and expenses in connection therewith).

SCHEDULE 1.1 – PAGE 39

“United States” means the United States of America.

“US Foreign HoldCo” means any Domestic Subsidiary, substantially all of the assets of which consists of stock or securities of a CFC.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC.

“Voidable Transfer” has the meaning specified therefor in Section 17.7 of the Agreement.

“Yield Differential” shall have the meaning assigned to it in Section 2.2(b)(ii).

SCHEDULE 1.1 – PAGE 40